Execution Version

CREDIT AGREEMENT

Dated as of July 24, 2012

among

LIFEPOINT HOSPITALS, INC.,

as Borrower,

THE LENDERS REFERRED TO HEREIN,

Citibank, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A.

and

BARCLAYS BANK PLC,

as Co-Syndication Agents,

and

CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
and
BARCLAYS BANK PLC,
as Joint Lead Arrangers and Joint Bookrunners

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005

-i-

-ii-

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EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Indemnity, Subrogation and Contribution Agreement
EXHIBIT F-1	Form of Term Note
EXHIBIT F-2	Form of Revolving Note
EXHIBIT G	Form of Closing Certificate
EXHIBIT H	Form of Guarantee Agreement
EXHIBIT I	Form of Pledge Agreement
EXHIBIT J	Form of Opinion of White & Case LLP
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Form of Term Loan Extension Amendment
EXHIBIT M	Form of Revolving Credit Extension Amendment
EXHIBIT N-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT N-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT N-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT N-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Treated As Partnerships For U.S. Federal Income Tax Purposes)

SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 2.06(j)	Existing Letters of Credit
SCHEDULE 3.09	Subsidiaries; Other Investments
SCHEDULE 3.13(a)	Facilities/Properties Not in Compliance with Environmental Laws
SCHEDULE 3.13(b)	Environmental Claims
SCHEDULE 3.13(c)	Releases of Hazardous Materials
SCHEDULE 3.16	Insurance
SCHEDULE 3.19	Options, Warrants, Calls, Subscriptions, Convertible or Exchangeable Securities, Rights, Agreements, Commitments or Arrangements to Acquire any Equity Interests of Borrower’s Subsidiaries
SCHEDULE 3.20(a)	Indebtedness to Remain Outstanding
SCHEDULE 3.20(b)	Liens to Remain Outstanding
SCHEDULE 3.22	Hospitals
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.09	Existing Restrictions

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CREDIT AGREEMENT (this “Agreement”) dated as of July 24, 2012, among LIFEPOINT HOSPITALS, INC., a Delaware corporation (“Borrower”); the financial institutions listed on Schedule 2.01, as such Schedule may from time to time be supplemented and amended (the “Lenders”); Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders; BANK OF AMERICA, N.A. (“BANA”) and BARCLAYS BANK PLC (“Barclays”), as co-syndication agents (in such capacities, the “Co-Syndication Agents”); and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPFS”) and Barclays as joint lead arrangers and joint bookrunners (the “Lead Arrangers”).

WHEREAS, Borrower, the guarantors party thereto, Citibank, N.A., as administrative agent for the lenders party thereto and the other financial institutions party thereto entered into that certain Credit Agreement dated as of April 15, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) and now desires to refinance the Existing Credit Agreement;

WHEREAS, Borrower has requested that the Lenders extend to Borrower credit in the form of (a) Term Loans on the Effective Date in an aggregate principal amount not in excess of $450,000,000 and (b) Revolving Loans and Letters of Credit at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $350,000,000 (subject to any increase as provided for herein); and

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.         Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accreditation Body” means all Persons having jurisdiction over the accreditation, certification, evaluation or operation of any of the Hospitals, including, without limitation, the Joint Commission on Accreditation of Healthcare Organizations and applicable state licensing bodies having jurisdiction over the licensing of acute care Hospitals as such.

“Additional Collateral” has the meaning assigned to such term in Section 5.11.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a)          to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b)          to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agency Fee Letter” means the Agency Fee Letter dated July 24, 2012 between Citibank, N.A. and Borrower.

“Agent Fees” has the meaning assigned to such term in Section 2.10(c).

“Agent Parties” has the meaning assigned to such term in Section 9.18(c).

“Agents” means the Administrative Agent, the Collateral Agent and the Co-Syndication Agents.

“Agreement” means this Credit Agreement, as the same may be amended, amended and restated, supplemented or restated from time to time in accordance with the provisions hereof.

“Alternate Base Rate” means for any day, a rate per annum equal to the highest of (a) the Administrative Agent’s Base Rate in effect on such day, (b) 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the next previous Friday by the Administrative Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Administrative Agent from three New York certificate of deposit dealers of recognized standing selected by the Administrative Agent, in either case adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25% (the “Certificate of Deposit Rate”), (c) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (d) the Adjusted LIBO Rate for an interest period of one month beginning on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Certificate of Deposit Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective as of the opening of business, New York time, on the effective day of such change in the Base Rate, the Certificate of Deposit Rate, the Federal Funds Rate or Adjusted LIBO Rate, respectively.

“Applicable Rate” means (i) with respect to any Term Loans or Revolving Loans established in accordance with and subject to the terms of this Agreement as of the Effective Date, (a) with respect to ABR Loans, 0.75% per annum, and (b) with respect to Eurodollar Loans, 1.75% per annum; provided that the Applicable Rate, with respect to those Term Loans and Revolving Loans, following each date of delivery of the Compliance Certificate received by the Administrative Agent pursuant to Sections 5.01(a) or (b), shall be the applicable rate per annum set forth below under the caption “ABR Loans” or “Eurodollar Loans”, as the case may be, based upon the Total Leverage Ratio determined in the most recently delivered Compliance Certificate:

Total Leverage Ratio	ABR Loans	Eurodollar Loans
>4.25 to 1.00	1.50%	2.50%
>3.75 to 1.00 <4.25 to 1.00	1.25%	2.25%
>3.25 to 1.00 <3.75 to 1.00	1.00%	2.00%
>2.75 to 1.00 <3.25 to 1.00	0.75%	1.75%
<2.75 to 1.00	0.50%	1.50%

and (ii) with respect to any other Term Loans or Revolving Loans established in accordance with and subject to the terms of, Section 2.22 (Extension of Loans and Commitments) or Section 2.21 (Increase in Commitments), as applicable, the rates set forth in the applicable Extension Amendment or Incremental Facility Amendment.

For purposes of such calculation of the Applicable Rate with respect to Term Loans and Revolving Loans, (i) the Total Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Leverage Ratio. If at any time Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Applicable Rate shall be the highest rate set forth in the table above until such time as Borrower has provided the information required under Section 5.01(a) or (b). Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

“Approved Like-Kind Exchange” means any exchange intended to comply with Section 1031 of the Code (or any successor provision) of one or more healthcare facilities and related Property owned by any Loan Party for one or more healthcare facilities and related Property owned by one or more Persons other than a Loan Party; provided that (a) Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, in detail reasonably satisfactory to the Administrative Agent, demonstrating that, upon giving effect to any such exchange on a pro forma basis, Consolidated EBITDA will be not less than 90% of Consolidated EBITDA prior to such exchange and (b) the aggregate book value of all assets disposed of by the Loan Parties pursuant to these exchanges subsequent to the Effective Date (determined as of the date of any such exchange, net of any liabilities of the Loan Parties assumed by the Person to which the relevant assets were transferred) shall not exceed 25% of Consolidated Total Assets; provided, further, that if any transaction involves both an exchange and payment of consideration or fails to comply with the provisions of Section 1031 of the Code, such transaction shall be deemed to be an Approved Like-Kind Exchange only to the extent that it involves such an exchange and has met all the requirements of Section 1031 and, to the extent it does not meet such requirements, shall be an “Asset Sale” for all purposes.

“Asset Sale” means any sale, transfer, lease, conveyance or other disposition by Borrower or any of its Subsidiaries of any of its property or assets, including any sale or issuance of any Equity Interests of any Subsidiary of Borrower, except (a) sales, dispositions and leases permitted by clauses (i) through (xi), (xiv) through (xvi) of Section 6.05 and (b) any transaction or series of transactions shall not constitute “Asset Sale(s)” unless and until the Net Proceeds generated therefrom (should that transaction or series of transactions constitute “Asset Sale(s)” but for the application of this proviso) in the aggregate exceeds $50,000,000.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent and Borrower.

“Authorized Officer” means, with respect to Borrower, those of its officers whose signature and incumbency has been certified to the Administrative Agent and the Lenders by the Secretary of Borrower in a certificate dated the Effective Date or any successor thereto.

“Available Amount” means, at any time (the “Reference Date”), an amount equal to (a) 50% of Consolidated Net Income for the period commencing at the beginning of the Fiscal Quarter in which the Effective Date occurs and ending on the last day of the most recent Fiscal Quarter or Fiscal Year, as applicable, for which financial statements and the related Compliance Certificate required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) have been received by the Administrative Agent (or in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (b) the aggregate amount of the proceeds received by Borrower from any Equity Issuance (other than Disqualified Equity Issuances) made during the period commencing on the Effective Date and ending on or prior to the Reference Date, plus (c) $100,000,000, minus (d) the aggregate amount of any Investment made pursuant to Section 6.04(xix) or any Restricted Payment made pursuant to Section 6.07(x) during the period commencing on the Effective Date and ending on or prior to the Reference Date.

“Available Revolving Credit Commitment” means as to any Revolving Lender, at any time of determination, an amount equal to such Revolving Lender’s Revolving Credit Commitment at such time minus such Revolving Lender’s Revolving Credit Exposure at such time.

“BANA” has the meaning assigned to such term in the preamble to this Agreement.

“Barclays” has the meaning assigned to such term in the preamble to this Agreement.

“Base Rate” means, for any day, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its corporate base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business, New York time, on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Bond Hedge” has the meaning assigned to such term in Section 6.04(xvii).

“Bond Hedge Counterparties” has the meaning assigned to such term in Section 6.04(xvii).

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means a Loan or group of Loans to Borrower of the same Class and Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified in a Borrowing Request pursuant to Section 2.02 as a date on which Borrower requests Loans to be made hereunder.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.02(a) and substantially in the form attached hereto as Exhibit B, as such form, subject to the terms hereof, may from time to time be modified as agreed by Borrower and the Administrative Agent or such other form as shall be reasonably acceptable to the Administrative Agent.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close except that, when used in connection with a Eurodollar Loan, “Business Day” means any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures” means, for any period, without duplication, any and all expenditures made by Borrower or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” in a statement of cash flow prepared in accordance with GAAP and such additions to “plant, property and equipment” in accounts payable and/or incurred through a capital lease. Notwithstanding the foregoing, for purposes hereof the term “Capital Expenditures” shall not include (A) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of Borrower or its Subsidiaries, (B) expenditures for equipment or other property purchased substantially concurrently with the trade-in of existing equipment or other property to the extent of the trade-in credit thereof, (C) any payment or incurrence of liabilities comprising the purchase price for any Permitted Acquisition or (D) expenditures for the acquisition of an existing medical office building or of a Person whose sole asset is an existing medical office building.

“Capital Lease Obligations” means all monetary or financial obligations of Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real, personal or mixed property, or a combination thereof, which, in accordance with GAAP as in effect on the Effective Date, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Effective Date and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty. For avoidance of doubt, prepaid leases shall not be deemed “Capital Lease Obligations” except to the extent required under GAAP as in effect on the Effective Date.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and/or the Swingline Lender(s), as applicable (and “Cash Collateralization” has a corresponding meaning).

“Cash Management Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and/or (d) other similar banking products or services.

“Cash Management Bank” means any Person who (a) was an Agent, a Lender or an Affiliate of an Agent or a Lender at the time of entry into a Cash Management Agreement or at the time of the designation referred to in the following clause (b), and (b) has been designated in writing to the Collateral Agent and the Administrative Agent as a Cash Management Bank by Borrower.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“CGMI” has the meaning assigned to such term in the preamble to this Agreement.

“Change in Control” means the occurrence of any of the following:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect as of the Effective Date) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect as of the Effective Date), directly or indirectly, of voting stock representing 35% or more of the voting power of the voting Equity Interests of Borrower;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the board of directors of Borrower; or

(iii) any “change of control”, “fundamental change” or any other substantially equivalent event shall occur in respect of any Subordinated Debt or the Existing Senior Notes the aggregate principal amount of which exceeds $50,000,000 that results in holders of such Subordinated Debt or Existing Senior Notes having the right to require the repurchase or redemption thereof prior to a stated maturity thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith as well as (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.10.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans or such other Class of Term Loans or Revolving Loans created pursuant to an Extension Amendment and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment or such other Class of Extended Revolving Credit Commitments created pursuant to an Extension Amendment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, Term Lender or Extending Lender.

“Closing Certificate” means a certificate substantially in the form of Exhibit G.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” or similar term as defined in any applicable Pledge Agreement.

“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent for the Secured Parties under the Pledge Agreement, or any successor thereto appointed in accordance with the provisions of Section 8.01.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment or Term Loan Commitment or any combination thereof (as the context requires).

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Average Daily Amount” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Percentage” means, for any day, with respect to any Revolving Credit Commitment, 0.375% per annum. With respect to any other Classes of Revolving Credit Commitments established after the Effective Date, “Commitment Fee Percentage” means such rates set forth in the applicable Extension Amendment or Increase Facility Amendment.

“Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.10(a).

“Commitment Percentage” means the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Commitment Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Communications” has the meaning assigned to such term in Section 9.18(a).

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(a).

“Consolidated Current Assets” means, with respect to any Person on any date of determination, the total assets of such Person and its consolidated Subsidiaries which should properly be classified as current assets on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP, minus the total cash and Permitted Investments of such Person and its consolidated Subsidiaries on such date.

“Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated Subsidiaries which should properly be classified as current liabilities (other than the current portion of any long term indebtedness and short term indebtedness) on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period

(a)          plus, to the extent deducted in arriving at such Consolidated Net Income, (i) Consolidated Interest Expense, (ii) foreign, federal, state and local income and franchise Taxes for such period, together with interest accruing with respect to tax liabilities, (iii) charges for depreciation of fixed assets and amortization of intangible assets, (iv) legal, professional and other fees and expenses, including debt prepayment or call premium costs, consent solicitation fees and subsequent write offs of deferred finance costs, incurred in connection with efforts of Borrower to refinance or prepay any debt, including the Existing Credit Agreement (whether or not such proposed refinancing or prepayment is consummated), (v) non-cash charges for the impairment of long-lived assets, (vi) non-cash ESOP expense, (vii) loss on discontinued operations and loss on disposal of discontinued operations, and (viii) costs, charges, accruals, reserves or expenses attributable to shared services initiatives, facilities opening and pre-opening, severance payments and other restructuring costs, charges, accruals, reserves and expenses in an aggregate amount, for purposes of this clause (viii), not to exceed 10% of Consolidated EBITDA (as calculated prior to giving effect to this clause (viii)) for any period,

(b)          minus gains on discontinued operations and gains on disposal of discontinued operations,

(c)          minus (in the case of gains) or plus (in the case of losses) gains and losses on sale of assets,

(d)          minus (in the case of gains) or plus (in the case of losses) non-cash charges relating to foreign currency gains or losses,

(e)          plus (in the case of items deducted in arriving at Consolidated Net Income) and minus (in the case of items added in arriving at Consolidated Net Income) non-cash charges resulting from changes in accounting principles,

(f)           plus non-cash stock based compensation expense,

(g)          plus non-cash extraordinary loss as defined by GAAP,

(h)          minus the sum of (x) interest income and (y) extraordinary income or gains as defined by GAAP, and

(i)           plus (in the case of items deducted) or minus (in the case of items added) the impact of purchase accounting adjustments that must be accounted for in the Consolidated Income Statement of Borrower.

“Consolidated EBITDA” shall (i) exclude the income or loss of any Person (other than consolidated Subsidiaries of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) exclude the income of any consolidated Subsidiary to the extent that declaration of payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iii) to the extent Consolidated EBITDA includes amounts attributable to minority interests in non-wholly owned Subsidiaries of Borrower, Consolidated EBITDA shall be reduced by the minority interest expense attributable to such non-wholly owned Subsidiaries.

“Consolidated Indebtedness” means, at a particular date, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (excluding Letters of Credit) less up to $100,000,000 of unrestricted cash and Permitted Investments (other than clause (g) and (h) of the definition of Permitted Investment to the extent such Permitted Investment is deemed restricted) of Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, with respect to Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense, including (i) amortization of all debt discounts and deferred finance costs incurred in connection with all outstanding indebtedness, (ii) bank and commitment fees, (iii) LC Fees and (iv) allocated interest expense of capital leases and (b) capitalized interest, but excluding interest accruing with respect to tax liabilities (whether or not contingent).

“Consolidated Net Income” means, for any period, the net income or net loss of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP and as reported in accordance with the Exchange Act.

“Consolidated Total Assets” means, at any date, the total assets of Borrower and its consolidated Subsidiaries as of that date determined in accordance with GAAP.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Copy” or “copy” means, with respect to the submission of any data, either requested by the Administrative Agent or any Lender or required by this Agreement, (a) a hard copy thereof, (b) an electronic transmission thereof or (c) written or electronic notification referencing an SEC filing containing such data and posted on the SEC’s website.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Debt Incurrence” has the meaning assigned to such term in Section 2.05(c)(i).

“Default” means any Event of Default, any Event of Termination and any event or condition which upon notice, lapse of time or both would constitute an Event of Default or Event of Termination.

“Defaulting Lender” means at any time, subject to Section 2.23(d), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Administrative Agent in respect of an LC Disbursement, make a payment to the Administrative Agent in respect of a Swingline Loan or make any other payment due hereunder (each, a “funding obligation”) unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent, Borrower, the Issuing Bank or a Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or Borrower, failed to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.23(b) as a result of a Lender's being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender; provided further that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.23(d)) upon delivery of such notice by the Administrative Agent to Borrower, the Issuing Bank, the Swingline Lenders and the Lenders.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of Borrower or any of its Subsidiaries.

“Disqualified Equity Issuance” means the issuance of any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date of all then outstanding Term Loans (determined as of the date of incurrence); provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower that is not a Non-U.S. Subsidiary other than a Subsidiary of Borrower (a) that has no material assets other than debt and/or Equity Interests in Non-U.S. Subsidiaries of Borrower and (b) that is treated as a disregarded entity for federal income tax purposes that owns equity and/or debt in a Non-U.S. Subsidiary of Borrower.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in writing).

“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Loan Party or ERISA Affiliate or with respect to which a Loan Party could incur liability.

“Engagement Letter” means the Engagement Letter dated July 12, 2012 among CGMI, MLPFS, Barclays and Borrower.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Issuance” means any issuance by Borrower of any Equity Interests or Equity Rights other than Excluded Equity Issuances.

“Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (f) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or ERISA Affiliate, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (h) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) with respect to any Pension Plan, the imposition of a lien or the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g) of ERISA; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.

“ESOP” means the LifePoint Employee Stock Ownership Trust or any successor plan thereto, as the same may be amended from time to time.

“ESOP Loans” means loans or other extensions of credit to the ESOP by Borrower or any of its Subsidiaries or guarantees by such Persons of loans or other extensions of credit to the ESOP by a third party lender, in either case in connection with the purchase of the Equity Interests of Borrower.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Termination” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, without duplication, for any Person for any period for which such amount is being determined:

(a)          Consolidated Net Income,

(b)          minus any gains from sale of assets (net of taxes),

(c)          plus any non-cash losses from sale of assets,

(d)          plus depreciation and amortization expense,

(e)          plus deferred tax expense,

(f)          minus deferred tax benefit,

(g)          plus non-cash stock compensation expense, including ESOP expense,

(h)          plus losses on impairment charges,

(i)           plus amortization of deferred finance costs and other non-cash interest costs,

(j)           minus increases in Consolidated Current Assets that are related to continuing operations,

(k)          plus decreases in Consolidated Current Assets that are related to continuing operations,

(l)           plus increases in Consolidated Current Liabilities that are related to continuing operations,

(m)         minus decreases in Consolidated Current Liabilities that are related to continuing operations,

(n)          minus the amount of Capital Expenditures in such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of Borrower and its Subsidiaries;

(o)          plus non-cash charge (or minus non-cash income) as a result of changes in accounting principles,

(p)          minus the amount actually paid by Borrower and its Subsidiaries in connection with Permitted Acquisitions, except to the extent that such amount was financed with the proceeds of Indebtedness of Borrower and its Subsidiaries,

(q)          minus payments of scheduled and mandatory prepayments of principal due with respect to long term Indebtedness (including payments of principal of the Term Loans on the Installment Payment Dates pursuant to Section 2.05(d) but excluding pursuant to Section 2.05(c)(iv)) made during such period funded with Internally Generated Funds,

(r)           plus other non-cash expenses and minus other non-cash income that is not referred above,

(s)          plus non-cash loss on discontinued operations and non-cash loss on disposal of discontinued operations, and

(t)           minus non-cash gain or income from discontinued operations and gain or income from disposal of discontinued operations.

Any cash payment or expenditure made with respect to professional and general liability claims will be subtracted in computing Excess Cash Flow during the period in which such cash payment or expenditure is made.

“Excess Cash Flow” shall (i) exclude the income or loss of any Person (other than consolidated Subsidiaries of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income of any consolidated Subsidiary to the extent that declaration of payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iii) to the extent Excess Cash Flow includes amounts attributable to minority interests in non-wholly owned Subsidiaries of Borrower, Excess Cash Flow shall be reduced by the amounts attributable to such minority interests.

“Excess Cash Flow Percentage” means, for any Fiscal Year, (i) 25% if the Total Leverage Ratio is greater than or equal to 4.25:1.0 as of the last day of such Fiscal Year as demonstrated by the consolidated financial statements of Borrower delivered to the Administrative Agent pursuant to Section 5.01(b) and the Compliance Certificate calculating the Total Leverage Ratio as of such date and (ii) zero if the Total Leverage Ratio is less than 4.25:1.0 as of the such date as demonstrated by such financial statements and Compliance Certificate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Debt Incurrence” means any issuance of Indebtedness permitted by Section 6.01(a).

“Excluded Equity Issuance” means any issuance of any Equity Interests or Equity Rights issued in connection with (a) a Permitted Acquisition, (b) any conversion, redemption or refinancing of the Existing Convertible Notes, the Existing Convertible Debentures, any other convertible Indebtedness or any Permitted Refinancing thereof, (c) the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (d) the ESOP or any other employee benefit plan or (e) any dividend reinvestment plan or direct stock purchase plan.

“Excluded Taxes” means, taxes imposed on or measured by the recipient’s net income (or any franchise taxes and other similar taxes computed by reference to net income imposed in lieu thereof) and any branch profit taxes imposed on the Administrative Agent, the Issuing Bank, any Lender or any Transferee as a result of a present or former connection between the Administrative Agent, such Issuing Bank, such Lender or such Transferee and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Issuing Bank, such Lender or such Transferee having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or any other Loan Document or having engaged in any transaction provided for in this Agreement) and, for the avoidance of doubt, any backup withholding in respect of such taxes.

“Existing Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Existing Convertible Notes” means Borrower’s 3.5% Convertible Subordinated Notes due 2014.

“Existing Convertible Debentures” means Borrower’s 3.25% Convertible Senior Subordinated Debentures due 2025.

“Existing Letters of Credit” means the letters of credit listed in Schedule 2.06(j).

“Existing Notes” means the Existing Convertible Debentures, the Existing Convertible Notes, and the Existing Senior Notes.

“Existing Revolving Credit Class” has the meaning assigned to such term in Section 2.22(b).

“Existing Revolving Credit Commitments” has the meaning assigned to such term in Section 2.22(b).

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.22(b).

“Existing Senior Notes” means Borrower’s 6.625% Senior Notes due 2020.

“Existing Term Loan Class” has the meaning assigned to such term in Section 2.22(a).

“Extended Loans/Commitments” means Extended Term Loans and/or Extended Revolving Credit Commitments.

“Extended Revolving Credit Commitments” has the meaning assigned such term in Section 2.22(b).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.22(b).

“Extended Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Extending Lender” has the meaning assigned to such term in Section 2.22(c).

“Extension Amendment” has the meaning assigned to such term in Section 2.22(d).

“Extension Date” means any date on which any Existing Term Loan Class or Existing Revolving Credit Class is converted to extend the related scheduled maturity date(s) in accordance with Section 2.22.

“Extension Election” has the meaning assigned to such term in Section 2.22(c).

“Extension Request” means any Term Loan Extension Request or Revolving Credit Extension Request.

“Extension Series” means all Extended Term Loans or Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).

“Facilities” has the meaning assigned to such term in Section 9.17(a).

“FATCA” means current Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, Section 1471(b)(1)(D)), and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with, and any Treasury regulations or official interpretations thereof.

“FCPA” has the meaning assigned to such term in Section 3.08(c).

“Federal Funds Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” means the Commitment Fees, the LC Fees and the Agent Fees.

“Finance Subsidiary” means a Subsidiary, the primary purpose of which is to finance the business operations of Borrower or any of its Subsidiaries and which has no material assets or operations other than those permitted by Rule 3a-5 under the Investment Company Act, as amended from time to time.

“Financial Covenant” means the covenant and agreement of the Loan Parties set forth in Sections 6.12.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, treasurer or controller of such corporation, partnership or other entity.

“Financing Transactions” means, collectively, the execution and delivery by each Loan Party of each of the Loan Documents and the Borrowing of the Term Loans and Revolving Loans hereunder in each case on the Effective Date.

“First Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and Borrower, by and between the Administrative Agent, the Collateral Agent and the collateral agent or other authorized representative for one or more classes of providers of Incremental Substitute Indebtedness providing that, inter alia, (i) the Liens on the Collateral securing such class or classes of Incremental Substitute Indebtedness rank pari passu with the Liens on the Collateral securing the Secured Obligations and (ii) until the payment of the Secured Obligations in full in cash and termination of Commitments hereunder (subject to customary limitations with respect to contingent obligations and other customary qualifications), the Collateral Agent shall have the sole right to take enforcement actions and otherwise exercise remedies with respect to the Collateral.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2011 Fiscal Year”) refer to the Fiscal Year ending on December 31 occurring during such calendar year.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time applied on a consistent basis.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with an acquisition or sale of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit H, made by certain Subsidiaries of Borrower in favor of the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature, which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedge Bank” means (a) any Person who was an Agent, a Lender or an Affiliate of an Agent or a Lender at the time of entry into a Hedging Agreement or at the time of the designation referred to in the following clause (b), and (b) has been designated in writing to the Collateral Agent and the Administrative Agent as a Hedge Bank by Borrower.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values, commodity prices or equity values.

“Hospital” means any acute care hospital owned or operated by any Loan Party or any Subsidiary from time to time.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of Borrower, any qualification or exception to such opinion or certification:

(a)          which is of a “going concern” or similar nature;

(b)          which relates to the limited scope of examination of matters relevant to such financial statements (other than an exception that relates solely to the exclusion from managements’ assessment required by Section 404 of Sarbanes-Oxley of an acquired business to the extent and on the terms permitted by rule or published interpretations of the SEC);

(c)          which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Borrower to be in default under Section 6.12; or

(d)          which is any other material qualification or exception (other than an exception that relates solely to the exclusion from managements’ assessment required by Section 404 of Sarbanes-Oxley of an acquired business to the extent and on the terms permitted by rule or published interpretations of the SEC).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Effective Date” has the meaning assigned to such term in Section 2.21(b).

“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loan Commitments” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Substitute Indebtedness” means Indebtedness, including any Permitted Refinancing of such Indebtedness, consisting of debt securities issued or Guaranteed by the Loan Parties that is designated by Borrower in a certificate of a Financial Officer delivered to the Administrative Agent as “Incremental Substitute Indebtedness” prior to the date of incurrence thereof; provided that (i) such Indebtedness does not have a final maturity date that is prior to the Term Loan Maturity Date or a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans, (ii) such Indebtedness shall rank pari passu or junior in right of payment and right of security in respect of the Collateral with the Secured Obligations pursuant to Section 6.02(xvi) and is not secured by a Lien on any assets of Borrower or any of its Subsidiaries except for the Collateral and shall be subject to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable, (iii) such Indebtedness is not incurred or Guaranteed by any Subsidiaries that are not Loan Parties, (iv) on the date of incurrence of such Indebtedness, Borrower shall be in compliance with the Financial Covenant on a pro forma basis on such date and for the most recent Fiscal Quarter or, as applicable, Fiscal Year for which financial statements have been delivered in accordance with Section 5.01 after giving effect on a pro forma basis to any related adjustment events, including any acquisitions or dispositions after the beginning of the relevant calculation period but prior to or simultaneous with the incurrence of such Indebtedness, (v) the aggregate principal amount of Incremental Substitute Indebtedness incurred following the Effective Date, when aggregated with the aggregate amount of all Incremental Commitments and Incremental Term Loans (other than Replacement Term Loans) established following the Effective Date shall not exceed, together with any Permitted Refinancing thereof, the sum of (A) $800,000,000 and (B) an amount such that, after giving pro forma effect to such Incremental Substitute Indebtedness and Incremental Loans (and, with respect to any Incremental Revolving Loan Commitments, the Borrowing under all such Incremental Revolving Loan Commitment), Borrower’s Secured Leverage Ratio would not exceed 3.50:1.00 and (vi) the other terms and conditions relating to such debt securities (other than interest rates and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by Borrower.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Lender” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Commitments” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person means the sum of all indebtedness of such Person on a consolidated basis (without duplication) with respect to (i) borrowed money or represented by bonds, debentures, notes and the like; (ii) the aggregate amount of Capital Lease Obligations; (iii) all indebtedness secured by any Lien on any Property; (iv) all indebtedness representing the deferred purchase price of Property or services, excluding trade payables (including, without limitation, equipment purchase payables not constituting Capital Lease Obligations, payables to construction contractors, operating lease obligations and physician guarantee payments) in the ordinary course of business; (v) letters of credit; and (vi) direct Guaranties and indemnities in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of the kind described in clauses (i) through (v). For the avoidance of doubt, the term “Indebtedness” shall not include any indebtedness to the extent such indebtedness has been defeased in accordance with the terms of such indebtedness (or otherwise economically defeased) and is no longer required to be shown as a liability on such Person’s balance sheet in accordance with GAAP, in each case in a manner reasonably acceptable to the Administrative Agent; provided that in no event shall obligations of any Person under any Hedging Agreement be deemed “Indebtedness” of such Person for any calculation of the “Consolidated Indebtedness”, “Total Leverage Ratio” or “Total Secured Debt” unless such obligations relate to the termination value of such Hedging Agreement that would be payable by such Person at such time.

“Indebtedness to Remain Outstanding” has the meaning assigned to such term in Section 3.20(a).

“Indemnitee” has the meaning assigned to such term in Section 9.05(b).

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit E.

“Information Memorandum” means the Confidential Information Memorandum dated July 2012 and posted electronically on Intralinks relating to the Loan Parties and this Agreement.

“Immaterial Subsidiaries” means at any time, Subsidiaries of Borrower having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 5% of Consolidated Total Assets. In the event that total assets of all Immaterial Subsidiaries exceed 5% of Consolidated Total Assets, Borrower will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 5% threshold is met.

“Installment Payment Date” has the meaning assigned to such term in Section 2.05(d).

“Insurance Subsidiary” means a Subsidiary of Borrower established for the purpose of insuring the healthcare businesses or facilities owned or operated by Borrower or any of its Subsidiaries, any joint venture or any physician or other personnel employed by or on the medical staff of any such business or facility.

“Interest Payment Date” means with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, (b) the day of any refinancing of such Borrowing with a Borrowing of a different Type.

“Interest Period” means:

(a)          as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or with the consent of all Lenders, 9 or 12 months) thereafter, as Borrower may elect; provided that the only Interest Period permitted during the 30 days immediately following the Effective Date shall be of one month,

(b)          as to any ABR Borrowing (other than a Swingline Loan), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the applicable Revolving Credit Maturity Date or the applicable Term Loan Maturity Date, as the case may be, and (iii) the date such Borrowing is prepaid in accordance with Section 2.05 or converted in accordance with Section 2.03 and

(c)          as to any Swingline Loan, a period commencing on the date of such Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) the applicable Revolving Credit Maturity Date and (iii) the date such Loan is prepaid in accordance with Section 2.05;

provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Internally Generated Funds” means funds not constituting the proceeds of any Debt Incurrence, Equity Issuance, Asset Sale or insurance recovery.

“Investment” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means Bank of America, N.A., in its capacity as the issuer of Letters of Credit hereunder and its successors in such capacity as provided in Section 2.06(i), and any other Revolving Lender that agrees to act in such capacity and is approved by the Administrative Agent at the request of Borrower (such approval not to be unreasonably withheld or delayed). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include, as applicable, any such Affiliate with respect to Letters of Credit issued by such Affiliate.Each reference in this Agreement to the term “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank with respect to the relevant Letter of Credit.

“JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations, or any similar successor organization thereto.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

“LC Fees” has the meaning assigned to such term in Section 2.10(b).

“Lead Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, custodian, trustee, conservator, administrator, assignees for the benefit of creditors, interventor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” has the meaning assigned to such term in the preamble to this Agreement and any Incremental Term Lender and Incremental Revolving Lender, if any, as such terms are defined in Section 2.21.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Expiration Date” means the date that is five Business Days prior to the next succeeding Revolving Credit Maturity Date; provided that, subject to Section 2.06(c)(i), a Letter of Credit may provide that it expires after such next succeeding Revolving Credit Maturity Date if (w) there exists a subsequent Revolving Credit Maturity Date, (x) on the date of issuance, the sum of (1) the face amount of such Letter of Credit plus (2) the aggregate LC Exposure in respect of all other Letters of Credit with expiration dates following the fifth Business Day prior to the next succeeding Revolving Credit Maturity Date plus (3) the aggregate outstanding principal amount of Revolving Loans maturing after the next succeeding Revolving Credit Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments on the date of issuance that are scheduled to terminate after the next succeeding Revolving Credit Maturity Date, (y) if such Letter of Credit has an expiration date after the second next succeeding Revolving Credit Maturity Date, there exists a subsequent Revolving Credit Maturity Date and on the date of issuance, the sum of (1) the face amount of such Letter of Credit plus (2) the aggregate LC Exposure in respect of all other Letters of Credit with expiration dates following the fifth Business Day prior to the second next succeeding Revolving Credit Maturity Date plus (3) the aggregate outstanding principal amount of Revolving Loans maturing after the second next succeeding Revolving Credit Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments on the date of issuance that are scheduled to terminate after the second next succeeding Revolving Credit Maturity Date, and (z) such Letter of Credit has an expiration date no later than the date that is five Business Days prior to the latest Revolving Credit Maturity Date then in effect. For the avoidance of doubt, upon a Revolving Credit Maturity Date (other than the final Revolving Credit Maturity Date), the aggregate amount of participations in Letters of Credit held by Revolving Lenders in respect of the Class of Revolving Credit Commitments terminating on such Revolving Credit Maturity Date, provided that no Default or Event of Default shall have occurred and be continuing, shall be reallocated to the Revolving Lenders holding other Classes of Revolving Credit Commitments so that the participation of the remaining Revolving Lenders in outstanding Letters of Credit shall be in proportion to their respective remaining Revolving Credit Commitments.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate supplied to the Administrative Agent at its request quoted by the Reference Banks in the London interbank market as of the day two Business Days prior to the commencement of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing authorized per the UCC of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contact or other agreement, express or implied, under which any Person has the right to control such investment property or deposit account and (e) any other agreement intended to create any of the foregoing.

“Loan Documents” means this Agreement, the Indemnity, Subrogation and Contribution Agreement, the Guarantee Agreement, the Pledge Agreements and, if requested by a Lender pursuant to Section 2.07(e), each Note and, solely for purposes of Sections 4.01(p), 5.13, 7.01(a), 7.04 and 9.10, the Agency Fee Letter and any First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement.

“Loan Parties” means Borrower and the Subsidiary Loan Parties.

“Loan Party Information” has the meaning assigned to such term in Section 9.17.

“Loans” means the Revolving Loans, the Swingline Loans and the Term Loans.

“Managed Care Plans” means all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Loan Parties and their consolidated Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents, (c) the rights of or benefits available to the Lenders, taken as a whole, under any Loan Document, or (d) the value of the Collateral, taken as a whole, or the validity, enforceability, perfection or priority of the Liens granted to the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral pursuant to the Pledge Agreements.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of Borrower and its Subsidiaries (other than Immaterial Subsidiaries), individually or in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any Subsidiary (other than an Immaterial Subsidiary) in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated or settled at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.10.

“MLPFS” has the meaning assigned to such term in the preamble to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.

“Net Proceeds” means, with respect to any Debt Incurrence, Asset Sale, Destruction or Taking,

(a) the cash proceeds actually received by Borrower or any of its Subsidiaries in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Destruction, insurance proceeds in excess of $1,000,000, and (iii) in the case of a Taking, condemnation awards and similar payments in excess of $1,000,000, net of

(b) the sum of (i) all reasonable fees, commissions. underwriting discounts, and other expenses paid by Borrower and its Subsidiaries to third parties in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by Borrower and its Subsidiaries, (iii) in the case of any Asset Sale, Destruction or Taking, (A) all then outstanding payables and accruals (including without limitation salaries, wages, vacation and other benefits accruals) incurred in connection with such asset or business, (B) the amount of reserves actuarially-calculated (other than in the case of reserves relating to litigation) established by Borrower and its Subsidiaries with respect to workers compensation and liability insurance (including medical malpractice, other professional and general liability insurance) contingent liabilities which have been or may be incurred in connection with such asset or business and (C) amounts required to be applied to the repayment of Indebtedness (including principal, interest, premium and penalties, if any) secured by a Lien expressly permitted hereunder on such asset (other than any Lien pursuant to a Pledge Agreement), (iv) the amount of any other reserves established by Borrower and its Subsidiaries to fund other contingent liabilities, indemnification obligations or purchase price adjustments reasonably estimated to be payable during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by Borrower); provided that any amount by which reserves referred to in clause (iv) above are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction, and (v) in the case of cash proceeds actually received by a non-wholly owned Subsidiary, the pro rata portion of such proceeds that would be payable to all third party holders of Equity Interests therein.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Loan Party” means any Subsidiary of Borrower that is not a Loan Party.

“Non-U.S. Jurisdiction” means any jurisdiction of organization of a Subsidiary of Borrower other than the United States or any State thereof or the District of Columbia.

“Non-U.S. Pledge Agreements” means one or more pledge agreements in form and substance reasonably satisfactory to the Collateral Agent and Borrower covering 65% of the Equity Interests owned by a Loan Party in any “first-tier” Non-U.S. Subsidiary.

“Non-U.S. Subsidiary” means any Subsidiary of Borrower that is or becomes organized under the laws of a Non-U.S. Jurisdiction.

“Not Otherwise Applied” means, with reference to the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Note” means a note substantially in the form of Exhibit F-1 or F-2.

“Obligations” means the unpaid principal of and accrued interest on (including interest accruing after the maturity of the Loans made to Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or LC Disbursements made pursuant to Letters of Credit issued for the account of Borrower and all other obligations and liabilities of Borrower to any Agent, the Issuing Bank or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Documents, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel), or otherwise.

“OFAC” has the meaning assigned to such term in Section 3.08(b).

“Organic Document” means (i) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in Section 9.04(f).

“Participant Register” has the meaning assigned to such term in Section 9.04(f).

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower or any of its Subsidiaries of the majority of the assets of, or the Equity Interests in, a Person or a division, line of business or other business unit of a Person (it being understood that the acquisition of an existing medical office building or of a Person whose sole asset is an existing medical office building shall constitute an acquisition and not a Capital Expenditure for purposes of this Agreement) so long as

(a)          such acquisition shall not have been preceded by a tender offer that has not been approved or otherwise recommended by the board of directors of such Person,

(b)          such assets are to be used or useful in or otherwise relate to, or such Person so acquired is engaged in, as the case may be, a business substantially similar to, or ancillary, complementary or related to, the type of business conducted by Borrower and its Subsidiaries on the Effective Date, and

(c)          immediately after giving effect thereto, (i) no Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable laws, (iii) in the case of an acquisition of Equity Interests, the Person acquired shall immediately thereafter become a Subsidiary Loan Party or be merged into a Loan Party (except that any Subsidiary of Borrower need not become a Subsidiary Loan Party so long as after giving effect to such acquisition the consolidated assets (without double-counting and determined in accordance with GAAP) of Subsidiaries that do not constitute Loan Parties, taken as a whole, do not comprise more than 25% of the Consolidated Total Assets) and all actions required to be taken under Sections 5.11, 5.12 and 5.14 shall have been taken, (iv) Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenant contained in Section 6.12 recomputed as of the date of the last ended Test Period as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of such Test Period, (v) any Indebtedness or any preferred stock that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 6.01 and (vi) for any acquisition where the amount of the consideration therefor is in excess of $50,000,000, Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b) and (c)(i) through (c)(v) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Convertible Debt” means any unsecured senior or subordinated Indebtedness of Borrower that provides for conversion into, or exchange or exercise for, Equity Interests or Equity Rights under certain circumstances and the terms of which provide that

(1)          no Non-Loan Party (other than any Finance Subsidiary) shall be an obligor thereunder and any guarantee by a Loan Party shall be subordinated to the extent set forth in clause (4) below;

(2)          the first date on which the holders thereof may require a repurchase or redemption thereof in cash by Borrower shall be no earlier than the date that is six months after the latest then applicable Term Loan Maturity Date except with respect to a fundamental change pursuant to clause (3) below;

(3)          the “events of default,” repurchase upon a fundamental change provisions and covenants thereunder shall be reasonably satisfactory to the Administrative Agent as being customary for similar issues of convertible debt securities;

(4)          the subordination provisions thereof shall be reasonably satisfactory to the Administrative Agent as being customary for similar issues of convertible debt securities; and

(5)          such Indebtedness shall be unsecured.

For avoidance of doubt, (i) any payment of cash shall be subject to the limitations set forth in this Agreement and the other Loan Documents and (ii) the Existing Convertible Notes and the Existing Convertible Debentures shall be deemed to be “Permitted Convertible Debt” for all purposes hereunder.

“Permitted Investments” means:

(a)          marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any member state of the European Union (as it exists on the Effective Date) or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America or such member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(b)          marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c)          commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s (other than commercial paper issued by Borrower or any Affiliate or Subsidiary of Borrower);

(d)          time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued or accepted by any Lender, by any other bank organized under the laws of any member state of the European Union (as it exists on the Effective Date), the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000;

(e)          repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;

(f)           investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above;

(g)          investments in any Insurance Subsidiary in an amount which does not exceed 125% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed) and investments in a self-insurance trust in an amount which does not exceed 125% of the aggregate amount of the risk retained by the Insurance Subsidiary, Borrower or any of its Subsidiaries on an annual basis; and

(h)          in the case of investments made by any Insurance Subsidiary or by a self-insurance trust, investments in (i) securities of the type specified in clauses (a) through (f) above without regard to any maturity or time period requirements set forth therein and (ii) other securities meeting the regulatory requirements applicable to such Insurance Subsidiary or self-insurance trust.

“Permitted Lien” has the meaning assigned to such term in Section 6.02.

“Permitted Receivables Transaction” means a Receivables Transaction, provided that (x) the financing terms, covenants, termination events and other provisions thereof, including any Standard Receivables Undertakings, shall be market terms (as determined in good faith by Borrower) and (y) any Liens granted in connection with such Receivables Transaction shall comply with the terms of Section 6.02(xv) and (z) the aggregate Receivables Transaction Amount outstanding at any time in respect of all Receivables Transactions outstanding at such time does not exceed $500,000,000.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof; provided, however, that:

(i) no Default shall have occurred and be continuing or would arise therefrom,

(ii)  any such refinancing Indebtedness shall (a) not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity of the Indebtedness being refinanced or a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (b) if the Indebtedness being refinanced is Subordinated Debt, be customarily subordinated in right of payment to the Obligations on terms at least as favorable as those contained in the documentation governing the Indebtedness being refinanced (it being understood that if a primary obligor under such refinancing Indebtedness was a guarantor under the Indebtedness being refinanced, such refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable as those contained in the documentation governing the obligations of the primary obligor under the Indebtedness being refinanced), (c) be secured by a Lien on no collateral other than that securing the Indebtedness being refinanced (and be unsecured if the Indebtedness being refinanced is unsecured), and (d) be in aggregate principal amount that does not exceed the sum of the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, plus in any case the amount of reasonable expenses of Borrower or any of its Subsidiaries incurred in connection with such refinancing (it being understood that the incurrence of Indebtedness in an aggregate principal amount in excess of such limitations on principal may still constitute a “Permitted Refinancing” up to such limited aggregate principal amount with any excess principal amount thereof being Indebtedness which must otherwise be permitted pursuant to Section 6.01), and

(iii) the sole obligors and/or guarantors on such refinancing Indebtedness shall be the obligors and/or guarantors on such Indebtedness being refinanced.

Notwithstanding the preceding clauses (ii)(a), (b) or (c) Permitted Convertible Debt otherwise qualifying as a “Permitted Refinancing” shall constitute a “Permitted Refinancing” and Indebtedness otherwise qualifying as “Permitted Refinancing” meeting the requirements of Section 6.07(ix) shall constitute a “Permitted Refinancing.”

Notwithstanding the preceding clause (ii)(b), any refinancing of Permitted Convertible Debt otherwise qualifying as a “Permitted Refinancing” shall constitute a “Permitted Refinancing.”

Notwithstanding clause (iii) above, any Guarantee provisions of debt securities issued on or after the Effective Date shall be deemed to satisfy the provisions of such clause (iii) if (in addition to and not in lieu of the obligations under Section 5.14) Borrower causes any Subsidiary that Guarantees such debt securities to execute and deliver to the Administrative Agent a Guarantee Agreement or counterpart thereof Guaranteeing the Obligations of Borrower hereunder.

“Permitted Subordinated Indebtedness” means subordinated notes issued by Borrower, the terms of which notes (a) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity date prior to the date that is six months after the latest then applicable Term Loan Maturity Date, (b) provide for customary payment subordination to the Obligations under the Loan Documents pursuant to a written instrument on terms that are, as reasonably determined by Borrower in good faith, usual for similar offerings by issuers with credit ratings comparable to that of Borrower, (c)  if secured, do not provide for any Lien on Property of Borrower or its Subsidiaries for the benefit of the holders of such subordinated notes that does not also secure the Secured Obligations and any such Lien shall rank junior to the Liens securing the Secured Obligations and the holders of such subordinated notes, or a trustee or agent acting on their behalf, are parties to and bound by the Second Lien Intercreditor Agreement, (d) contain covenants, events of default and subsidiary guaranties (which shall be subordinated on usual and customary terms) and shall contain other terms (other than interest rate and redemption premiums) that are usual and customary for similar offerings by issuers with credit ratings comparable to that of Borrower, in each case as reasonably determined by Borrower in good faith and (e) are otherwise customary for similar offerings by issuers with credit ratings comparable to that of Borrower (as reasonably determined by Borrower in good faith).Notwithstanding the preceding sentence, Permitted Convertible Debt shall qualify as a “Permitted Subordinated Indebtedness.”

“Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

“Platform” has the meaning assigned to such term in Section 9.18(b).

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit I, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties and “Pledge Agreements” shall include any Non-U.S. Pledge Agreements, in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Securities” has the meaning provided for such term or a similar term in the Pledge Agreements.

“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) any Lender that has notified, or whose Parent Company or a Subsidiary thereof has notified, the Administrative Agent, Borrower, the Issuing Bank or the Swingline Lenders in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.23(d)) upon notification of such determination by the Administrative Agent to Borrower, the Issuing Bank, the Swingline Lenders and the Lenders.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether or not outstanding or issued on the Effective Date.

“pro forma basis,” “Pro Forma Basis” or “pro forma effect” means, with respect to any Permitted Acquisition, disposition or discontinuation, appropriate adjustments to reflect the Consolidated EBITDA attributable to the business being acquired, disposed of or discontinued, any synergies or reductions, including operating expense reductions or increases, and any Indebtedness or other liabilities incurred or repaid in connection with such Permitted Acquisition, disposition or discontinuation, as the case may be, in each case that (x) would be required or permitted to be included in a pro forma calculation under Regulation S-X of the Securities Act of 1933, as amended, or (y) are otherwise reasonably estimated by Borrower in good faith and on the basis of reasonable assumptions to be realized within 12 months of the date of consummation of the Permitted Acquisition, disposition or discontinuation, so long as such adjustments and assumptions are set forth in an officer’s certificate delivered by Borrower to the Administrative Agent with respect thereto. In addition, in connection with an acquisition constituting a Permitted Acquisition or in connection with the Financing Transactions, the pro forma Consolidated EBITDA of such business for such period shall be calculated as set forth in the definition of “Consolidated EBITDA”; provided that if Borrower believes, in good faith, that such financial statements are unreliable (or if such financial statements are not available), Borrower may in lieu of such financial statements use the most recent audited financial statements of such business to calculate the pro forma Consolidated EBITDA of such business (dividing such audited information by 12 and multiplying by the number of months in the applicable pro forma period). For purposes of calculating pro forma interest on Indebtedness, Borrower may use such reasonable methods as it deems in good faith appropriate.

“Pro Rata Percentage” of any Revolving Lender at any time means the percentage of the aggregate Available Revolving Credit Commitment represented by such Lender’s Available Revolving Credit Commitment.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“Real Property” means all right, title and interest of any Loan Party or any of its Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” means a right to receive payment arising from a sale or lease of goods or the performance of services by a person pursuant to an arrangement with another person by which such other person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, and all proceeds thereof and rights (contractual or other) and collateral related thereto, and shall include, in any event, any items of property that would be classified as accounts receivable on the balance sheet of Borrower or any of the Subsidiaries prepared in accordance with GAAP or an “account”, “chattel paper”, an “instrument”, a “general intangible” or a “payment intangible” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” (as so defined) of any such items.

“Receivables Transaction” means, with respect to Borrower and/or any of the Subsidiaries, any transaction or series of transactions of sales, factoring or securitizations involving Receivables pursuant to which Borrower or any Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary or any other Person, and may grant a corresponding security interest in, any Receivables (whether now existing or arising in the future) of Borrower or any Subsidiary, and any assets related thereto including collateral securing such Receivables, contracts and all Guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables.

“Receivables Transaction Amount” means (a) in the case of any Receivables securitization constituting a Receivables Transaction (but excluding any sale or factoring of Receivables), the amount of obligations outstanding under the legal documents entered into as part of such Receivables securitization on any date of determination that would be characterized as principal if such Receivables securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables constituting a Receivables Transaction, the cash purchase price paid by the buyer in connection with its purchase of Receivables (including any bills of exchange) less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by Borrower (provided that if such method of calculation is not applicable to such sale or factoring of Receivables, the amount of Receivables Transaction Amount associated therewith shall be determined in a manner mutually acceptable to Borrower and the Administrative Agent).

“Reference Banks” means:

(a)          prior to completion of the initial syndication of the Loans and Commitments, in respect of the LIBO Rate, the principal London office of Citibank, N.A.; and

(b)          otherwise in respect of the LIBO Rate, the principal London office of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with Borrower.

“Reference Date” has the meaning assigned to such term in the definition of “Available Amount.”

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.08(f).

“Register” has the meaning given such term in Section 9.04(d).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.08(f).

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requisite Lenders” means, at any time, collectively, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure and (b) the aggregate outstanding amount of all Term Loan Commitments and Term Loans; provided that the Revolving Credit Commitments, Revolving Credit Exposure, Term Loan Commitments or Term Loans, as applicable, of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders at that time.

“Requisite Revolving Lenders” means, at any time, collectively, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure; provided that the Revolving Credit Commitments or Revolving Credit Exposure, as applicable, of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Revolving Lenders at that time.

“Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in Borrower or any Subsidiary.

“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Borrowing Request” means a Borrowing Request made in connection with a Revolving Credit Borrowing.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such Revolving Lender’s commitment, as such commitment may be reduced or increased from time to time pursuant to the provisions of this Agreement. The initial amount of each Revolving Lender’s Revolving Credit Commitment is set forth on Schedule 2.01 hereto, in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, or in the Incremental Facility Agreement pursuant to which such Lender shall have assumed Incremental Revolving Loan Commitments, as applicable.

“Revolving Credit Commitment Period” means (i) with respect to the Revolving Credit Commitments, the period from and including the Effective Date to but not including the earlier of the Business Day preceding the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments and (ii) with respect to any other Class of Revolving Credit Commitments, the period from and including the date such Class of Revolving Credit Commitments is established to but not including the earlier of the Business Day preceding the maturity date set forth in the applicable Extension Amendment or, as applicable, Incremental Facility Amendment and the date of termination of such Class of Revolving Credit Commitments.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus (b) such Revolving Lender’s LC Exposure at such time, plus (c) such Revolving Lender’s Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans.

“Revolving Credit Extension Request” has the meaning assigned to such term in Section 2.22(b).

“Revolving Credit Maturity Date” means, as applicable, (i) with respect to the Revolving Credit Commitments assumed by the Revolving Lenders pursuant to this Agreement as in effect on the Effective Date, July 24, 2017, and (ii) with respect to any other Class of Revolving Credit Commitments created pursuant to an Extension Amendment or an Incremental Facility Amendment, the maturity date set forth therein.

“Revolving Lender” means (i) a Lender with a commitment to make Revolving Loans or with any Revolving Credit Exposure in its capacity as such and (ii) a Lender with commitments to make Extended Revolving Loans or with any Extended Revolving Exposure (other than Revolving Credit Exposure) in its capacity as such.

“Revolving Loans” means (i) a loan made by a Revolving Lender to Borrower pursuant to Section 2.01 and (ii) the Extended Revolving Loans.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Second Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and Borrower, by and between the Administrative Agent, the Collateral Agent and the collateral agent or other representative for one or more classes of providers of Indebtedness that is intended to be secured by Liens ranking junior to the Liens securing the Secured Obligations providing that, inter alia, (i) the Liens on the Collateral securing Secured Obligations rank prior to the Liens of an Loan Party or its Subsidiaries securing such other Indebtedness, (ii) all amounts received in connection with any disposition of the Collateral (whether or not permitted by the documents governing such other Indebtedness), any enforcement action or other exercise of remedies with respect to any Collateral or in connection with any United States or foreign bankruptcy, liquidation or insolvency proceeding of any Loan Party or its Subsidiaries shall first be applied to repay all Secured Obligations (whether or not allowed in any such proceeding) prior to being applied to the obligations in respect of such other Indebtedness and (iii) until the repayment of the Secured Obligations in full in cash and termination of Commitments hereunder (subject to customary limitations with respect to contingent obligations and other customary qualifications) the Collateral Agent shall have the sole right to take enforcement actions and otherwise exercise remedies with respect to the Collateral.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and its Subsidiaries under each Hedging Agreement entered into with any counterparty that is a Hedge Bank and (c) the due and punctual payment and performance of all obligations of Borrower and its Subsidiaries (including overdrafts and related liabilities) under each Secured Cash Management Agreement.

“Secured Parties” has the meaning assigned to such term or a similar term in the Pledge Agreements.

“Secured Leverage Ratio” means, at any date, the ratio of (a) Total Secured Debt to (b) Consolidated EBITDA for the Test Period most recently ended. For purposes of calculating the Secured Leverage Ratio, Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Securitization Subsidiary” means any special purpose Subsidiary that acquires Receivables generated by Borrower or any of the Subsidiaries and that engages in no operations or activities other than those related to a Permitted Receivables Transaction.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by Borrower or any Subsidiary of Borrower that Borrower has determined in good faith to be customary in a Permitted Receivables Transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans. Such reserve percentages shall include those imposed pursuant to Regulation D under the Securities Act. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means the Permitted Subordinated Indebtedness, the Incremental Substitute Indebtedness to the extent junior in right of payment and right of security in respect of the Collateral with respect to the Secured Obligations and any Permitted Refinancing of any thereof.

“Subordinated Debt Documents” means the documents governing the Existing Convertible Debentures and the Existing Convertible Notes and each document governing or pursuant to which is issued any other Subordinated Debt, as the same may be in effect from time to time in accordance with the terms hereof and thereof.

“Subordination Provisions” has the meaning assigned to such term in Section 7.01(l).

“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of Borrower; provided that that no employee benefit plan, including the ESOP, shall be considered a Subsidiary of Borrower.

“Subsidiary Loan Party” means each of Borrower’s Subsidiaries that guarantees the Secured Obligations pursuant to the Guarantee Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Loans pursuant to Section 2.04.

“Swingline Exposure” means, at any time, in respect of a Swingline Lender, the aggregate principal amount of all Swingline Loans made by that Swingline Lender outstanding at such time. The Swingline Exposure of any Revolving Lender (other than in its capacity, as the case may be, as lender of Swingline Loans) at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citibank, N.A., in its capacity as lender of Swingline Loans hereunder, and any other Revolving Lender that agrees to act in such capacity and is approved by the Administrative Agent at the request of Borrower (such approval not to be unreasonably withheld or delayed).

“Swingline Loan” has the meaning assigned to such term in Section 2.04(a).

“Swingline Sublimit” has the meaning assigned to such term as Section 2.04(a).

“Taking” means any taking of all or any portion of the Property of Borrower or any of its Subsidiaries in or by condemnation or other eminent domain proceedings pursuant to any law, general or special (other than by reason of the temporary requisition or use of all or any portion of the Property of Borrower or any Subsidiaries by any Governmental Authority).

“Taxes” has the meaning assigned to such term in Section 2.16.

“Tax Refund” has the meaning assigned to such term in Section 2.16.

“Term Lender” has the meaning assigned to such term in Section 2.01(a).

“Term Loan Borrowing” means a Borrowing comprised of Term Loans.

“Term Loan Borrowing Request” means a Borrowing Request made by Borrower in connection with a Term Loan Borrowing.

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as the same may be reduced or increased from time to time pursuant to the provisions of this Agreement. The initial amount of each Lender’s Term Loan Commitment shall be set forth on Schedule 2.01, in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment or in the Incremental Facility Amendment pursuant to which such Lender shall have assumed Term Loan Commitments, as applicable. The aggregate amount of the Term Lenders’ Term Loan Commitments as of the Effective Date is $450,000,000 (subject to reduction in accordance with clause (i) of Section 2.01(a)).

“Term Loan Commitment Termination Date” means the earlier of (a) July 24, 2012, if the Term Loan(s) have not been made on or prior to such date, or if such date is not a Business Day, the immediately preceding Business Day; and (b) the date the Term Loan Commitment is reduced to zero.

“Term Loan Extension Request” has the meaning assigned to such term in Section 2.22(a).

“Term Loan Maturity Date” means, as applicable, (i) with respect to the Term Loans, July 24, 2017, and (ii) with respect to any other Class of Term Loans created pursuant to an Extension Amendment, the maturity date set forth therein.

“Term Loans” means (i) the Loans made pursuant to clause (i) of Section 2.01(a) and (ii) the Extended Term Loans.

“Terminated Lender” has the meaning assigned to such term in Section 2.20.

“Test Period” means (i) for the covenant contained in Section 6.12, the four consecutive complete Fiscal Quarters of Borrower with the last of such four Fiscal Quarters ending as of each date listed in such Section and (ii) for all other provisions in this Agreement, the four consecutive complete Fiscal Quarters of Borrower ended as of the time indicated in the relevant provision. Compliance with such covenant shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period.

“Third-Party Payor Programs” means all third-party payor programs in which Borrower and its Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended. For purposes of calculating the Total Leverage Ratio, Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Total Revolving Credit Exposure” means, at any time, the aggregate amount of the Revolving Credit Exposures at such time.

“Total Secured Debt” means, at a particular date, the aggregate stated balance sheet amount of all outstanding Indebtedness (excluding Letters of Credit) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (excluding Indebtedness under performance or surety bonds, except to the extent of any unreimbursed drawings thereunder) that is secured by Liens on any property or asset of Borrower or its Subsidiaries at such time.

“Transferee” has the meaning assigned to such term in Section 2.16.

“Type,” when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” means the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(d).

“Unrefunded Swingline Loans” has the meaning assigned to such term in Section 2.04(c).

“Warrants” has the meaning assigned to such term in Section 6.07(xi).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02.         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.03.         Terms Generally.

(a)          The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time.

(b)          Except as otherwise expressly provided herein (including as provided below), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change would result in a change in the method of calculation of the financial covenant, standards or terms in this Agreement, then Borrower, the Administrative Agent and the Lenders agree to enter into negotiations in good faith in order to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Requisite Lenders, (i) the financial covenant, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Changes” refers to changes after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

(c)          If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.

ARTICLE II

THE CREDITS

SECTION 2.01.         Credit Commitments.

(a)          Subject to the terms and conditions hereof:

(i)          Each Term Lender severally agrees to make a loan (a “Term Loan”) in Dollars to Borrower on the Effective Date in an amount equal to the portion of such Lender’s Term Loan Commitment as requested by Borrower to be made on such date and in accordance with the limitations described in this clause (i). Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

(ii)         Each Revolving Lender severally agrees to make loans (each a “Revolving Loan”) to Borrower, at any time and from time to time on or after the Effective Date until the earlier of the Business Day preceding the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Revolving Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.

During the applicable Revolving Credit Commitment Period, Borrower may use the Revolving Credit Commitments by borrowing, prepaying such Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof and on a pro rata basis among all Classes of Revolving Loans as set forth in Section 2.02(a). Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Total Revolving Credit Exposure would exceed the Total Revolving Credit Commitment then in effect, (ii) the Revolving Credit Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Credit Commitment or (iii) the Revolving Credit Exposure of any Revolving Lender with respect to any particular Class of Revolving Loans would exceed such Revolving Lender’s Revolving Credit Commitment with respect to such Class.

(b)          The Revolving Loans and Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.

(c)          Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

SECTION 2.02.         Procedure for Borrowing.

(a)          Borrower may borrow under the Revolving Credit Commitments (for the avoidance of doubt, all Borrowings prior to a Revolving Credit Maturity Date shall be made, and deemed to be made, ratably among all Classes of Revolving Loans then in existence under this Agreement) or the Term Loan Commitments (in each case subject to the limitations in Section 2.01(a)) by Borrower giving the Administrative Agent notice substantially in the form of Exhibit B (each, a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, on the third Business Day prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing, or (b) 12:00 noon, New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing. Each Borrowing Request shall specify (i) whether the requested Borrowing is to be a Revolving Credit Borrowing or a Term Loan Borrowing, (ii) the amount to be borrowed, (iii) the requested Borrowing Date (which must be a Business Day and, in the case of a Term Loan Borrowing, which must be the Effective Date), (iv) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (v) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (vi) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)          Each Borrowing shall be in a minimum aggregate principal amount of (i) in the case of a Term Loan Borrowing, $5,000,000 or an integral multiple of $100,000 in excess thereof or (ii) in the case of a Revolving Credit Borrowing, $1,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate amount of the then Available Revolving Credit Commitments.

(c)          Upon timely receipt of a Term Loan Borrowing Request, the Administrative Agent shall promptly notify each Term Lender of the aggregate amount of such Term Loan Borrowing and of the amount of such Term Lender’s pro rata portion thereof, which shall be based on their respective Term Loan Commitments. Each Term Lender shall make the amount of its pro rata portion of such Term Loan Borrowing available to the Administrative Agent for the account of Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Effective Date in Dollars immediately available to the Administrative Agent. Amounts so received by the Administrative Agent shall promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

(d)          Upon timely receipt of a Revolving Credit Borrowing Request, the Administrative Agent shall promptly notify each Revolving Lender of the aggregate amount of such Revolving Credit Borrowing and of the amount of such Revolving Lender’s pro rata portion thereof, which shall be based on their respective Available Revolving Credit Commitments. Each Revolving Lender will make the amount of its pro rata portion of such Revolving Credit Borrowing available to the Administrative Agent for the account of Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 12:00 noon, New York City time, on the Borrowing Date requested by Borrower in Dollars immediately available to the Administrative Agent. Amounts so received by the Administrative Agent shall promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any Revolving Loans, any Swingline Loans or LC Disbursements shall be then outstanding, the proceeds of such Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to Borrower as provided above; and provided, further, that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

SECTION 2.03.         Conversion and Continuation Options for Loans.

(a)          Borrower may elect from time to time to convert (i) Eurodollar Loans to ABR Loans by Borrower giving the Administrative Agent prior written notice of such election not later than 11:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by Borrower giving the Administrative Agent prior written notice of such election not later than 11:00 a.m., New York City time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, Borrower shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Term Lender or each Revolving Lender, as applicable. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing, and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the applicable Revolving Credit Maturity Date or the applicable Term Loan Maturity Date, as applicable.

(b)          Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving prior notice to the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default has occurred and is continuing or (ii) after the date that is one month prior to the applicable Revolving Credit Maturity Date or the applicable Term Loan Maturity Date, as applicable; and provided, further, that if Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify Borrower of such conversion).

(c)          In connection with any Eurodollar Loans, there shall be no more than 20 Interest Periods outstanding at any time, of which Term Loans shall have no more than 10 Interest Periods.

(d)          This Section 2.03 shall not apply to Swingline Loans.

SECTION 2.04.         Swingline Loans.

(a)          Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (each, a “Swingline Loan” and collectively, the “Swingline Loans”) to Borrower from time to time during the applicable Revolving Credit Commitment Period until the applicable Revolving Credit Maturity Date in accordance with the procedures set forth in this Section 2.04; provided that (i) the aggregate principal amount of all Swingline Loans shall not exceed $25,000,000 (the “Swingline Sublimit”) at any one time outstanding, (ii) the principal amount of any borrowing of Swingline Loans may not exceed the aggregate amount of the then Available Revolving Credit Commitments immediately prior to such borrowing or result in the Total Revolving Credit Exposure then outstanding exceeding the Total Revolving Credit Commitments then in effect, and (iii) in no event may Swingline Loans be borrowed hereunder if a Default shall have occurred and be continuing. Amounts borrowed under this Section 2.04 may be repaid and, up to but excluding the applicable Revolving Credit Maturity Date, reborrowed. All Swingline Loans shall at all times be ABR Loans. Borrower shall give the Administrative Agent notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, on the requested Borrowing Date) specifying the amount to be borrowed and the requested Borrowing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify the Swingline Lender of the aggregate amount of such borrowing. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice the Swingline Lender shall make such Swingline Loan available to the Administrative Agent for the account of Borrower at the New York office of the Administrative Agent specified in Section 9.01 in Dollars immediately available to the Administrative Agent. Amounts so received by the Administrative Agent shall promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) and in like funds as received by the Administrative Agent. Each Borrowing pursuant to this Section 2.04 shall be in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof.

(b)          Notwithstanding the occurrence of any Default or noncompliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02, if any Swingline Loan shall remain outstanding at 10:00 a.m., New York City time, on the seventh Business Day following the Borrowing Date thereof and if by such time on such seventh Business Day the Administrative Agent shall have received neither (i) a notice of borrowing delivered by Borrower pursuant to Section 2.02 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swingline Loan nor (ii) any other notice satisfactory to the Administrative Agent indicating Borrower’s intent to repay such Swingline Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a notice from Borrower pursuant to Section 2.02 requesting that ABR Revolving Loans be made pursuant to Section 2.01 on such immediately succeeding Business Day in an amount equal to the amount of such Swingline Loan, and the procedures set forth in Section 2.02 shall be followed in making such ABR Revolving Loans; provided that for the purposes of determining each Lender’s Pro Rata Percentage with respect to such Borrowing, the Swingline Loan to be repaid with the proceeds of such Borrowing shall be deemed to not be outstanding. The proceeds of such ABR Revolving Loans shall be applied to repay such Swingline Loan.

(c)          If, for any reason, ABR Revolving Loans may not be, or are not, made pursuant to paragraph (b) of this Section 2.04 to repay any Swingline Loan as required by such paragraph, effective on the date such ABR Revolving Loans would otherwise have been made, each Revolving Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default, purchase a participating interest in such Swingline Loan (an “Unrefunded Swingline Loan”) in an amount equal to the amount of the ABR Revolving Loan which would otherwise have been made pursuant to paragraph (b) of this Section 2.04. Each Revolving Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participations shall be distributed by the Administrative Agent to the Swingline Lender. All payments by the Revolving Lenders in respect of Unrefunded Swingline Loans and participations therein shall be made in accordance with Section 2.13.

(d)          Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to the foregoing paragraphs if a Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing prior to the time such Swingline Loan was made, that such Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Default is continuing.

SECTION 2.05.         Optional and Mandatory Prepayments of Loans; Repayments of Term Loans.

(a)          Borrower may at any time and from time to time prepay the Loans (subject to compliance with the terms of Section 2.17), in whole or in part, subject to Section 2.05(e), upon Borrower giving irrevocable written notice to the Administrative Agent not later than 12:00 noon, New York City time, two Business Days prior to the date of such prepayment (or, in the case of Swingline Loans, upon Borrower giving irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, on the same date as such prepayment), specifying (i) the date and amount of prepayment, and (ii) the Class of Loans to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

(b)          In the event and on such occasion that the Total Revolving Credit Exposure exceeds the Total Revolving Credit Commitment, Borrower shall prepay Revolving Credit Borrowings or Swingline Borrowings in an aggregate amount equal to such excess.

(c)

(i)   If Borrower or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Right) (other than Excluded Debt Incurrences) (each, a “Debt Incurrence”), 100% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of the Term Loans in accordance with Section 2.05(e).

(ii)   If Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, 100% of such Net Proceeds shall be applied on or prior to the fifth Business Day after receipt thereof toward the prepayment of the Term Loans in accordance with Section 2.05(e); provided that (x) the Net Proceeds from Asset Sales permitted by Section 6.05 shall not be required to be applied as provided herein on such date if and to the extent that (1) no Default then exists or would arise therefrom and (2) Borrower delivers an officers’ certificate to the Administrative Agent on or prior to such fifth Business Day stating that such Net Proceeds shall be reinvested (or committed pursuant to a binding contract to be reinvested) in capital assets or Permitted Acquisitions of Borrower or any Subsidiary, in each case within 365 days following the date of receipt of such Net Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), and (y) if all or any portion of such Net Proceeds not so applied as provided herein is not so used within such 365-day period (or, in the case of such commitments to reinvest, within 18 months), such remaining portion shall be applied on the last day of such period toward the prepayment of the Term Loans in accordance with Section 2.05(e).

(iii)   If Borrower or any of its Subsidiaries shall receive Net Proceeds from insurance or condemnation recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, 100% of such Net Proceeds shall be applied on or prior to the tenth Business Day after receipt thereof toward the prepayment of the Term Loans in accordance with Section 2.05(e); provided that (x) so long as no Default then exists or would arise therefrom, such Net Proceeds shall not be required to be so applied to the extent that Borrower has delivered an officers’ certificate to the Administrative Agent on or prior to such tenth Business Day stating that such Net Proceeds shall be used to (or committed pursuant to a binding contract to be used to) (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid (or reimburse Borrower or its Subsidiaries for the funds spent for this purpose) or (2) fund the substitution of other Property used or usable in the business of Borrower or the Subsidiaries (or reimburse Borrower or its Subsidiaries for the funds spent for this purpose), in each case within 365 days following the date of the receipt of such Net Proceeds, and (y) if all or any portion of such Net Proceeds not required to be applied to the prepayment of Term Loans pursuant to the preceding proviso is not so used or committed to be used within 365 days after the date of the receipt of such Net Proceeds, such remaining portion shall be applied on the last day of such period toward the prepayment of the Term Loans in accordance with Section 2.05(e).

(iv)   If, for any Fiscal Year of Borrower commencing with its Fiscal Year ending on December 31, 2012, there shall be Excess Cash Flow, the Excess Cash Flow Percentage of such Excess Cash Flow (less the aggregate amount of all voluntary prepayments of Term Loans from Internally Generated Funds made during such Fiscal Year) shall be applied, not later than the earlier of (x) 100 days after the end of such Fiscal Year or (y) 10 days after the date upon which Borrower is required by the SEC to file its annual report on Form 10-K, toward prepayment of the Term Loans in accordance with Section 2.05(e).

(d)          The Term Loans shall be repaid in consecutive quarterly installments on the dates set forth below (each, an “Installment Payment Date”), commencing on September 30, 2012, in an aggregate amount equal to the amount specified below for each such Installment Payment Date.

Installment Payment Date	Installment Amount
September 30, 2012	$2,812,500
December 31, 2012	$2,812,500
March 31, 2013	$2,812,500
June 30, 2013	$2,812,500
September 30, 2013	$2,812,500
December 31, 2013	$2,812,500
March 31, 2014	$2,812,500
June 30, 2014	$2,812,500
September 30, 2014	$2,812,500
December 31, 2014	$2,812,500
March 31, 2015	$2,812,500
June 30, 2015	$2,812,500
September 30, 2015	$5,625,000
December 31, 2015	$5,625,000
March 31, 2016	$5,625,000
June 30, 2016	$5,625,000
September 30, 2016	$5,625,000
December 31, 2016	$5,625,000
March 31, 2017	$5,625,000
Term Loan Maturity Date	All amounts due and payable in accordance with Section 2.07(a).

Each Class of Term Loans established pursuant to Section 2.22 shall be repaid in accordance with the terms set forth in the applicable Extension Amendment (provided that prior to the Term Loan Maturity Date, scheduled amortization of any Extended Term Loans shall not be greater on a ratable basis than the scheduled amortization of the Term Loans).

(e)          Prepayments of Term Loans pursuant to Section 2.05(a) shall be applied as elected by Borrower to scheduled installments of principal set forth in paragraph (d) above. Prepayments of Term Loans pursuant to Section 2.05(c) shall be applied to scheduled installments of principal set forth in paragraph (d) due within 24 months of such prepayment in chronological order, and then pro rata to remaining scheduled installments of principal set forth in paragraph (d). Except as otherwise may be directed by Borrower, any prepayment of Loans pursuant to this Section 2.05 shall be applied, first, to any ABR Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding; provided that any amounts applied to Term Loans pursuant to Section 2.05(c) which are Eurodollar Loans shall, at the option of Borrower, be applied to prepay the Loans which are Eurodollar Loans immediately and/or shall be deposited in the Collateral Account (as defined in the Pledge Agreement). Pursuant to any Extension Amendment establishing a new Class of Term Loans, the Extending Lenders of Term Loans may agree to waive or postpone any mandatory prepayments. The Administrative Agent shall apply any cash deposited in the Collateral Account to prepay the Term Loans which are Eurodollar Loans on the last day of the Interest Period therefor (or, at the direction of Borrower, on any earlier date) until all outstanding Term Loans which are Eurodollar Loans have been prepaid or until all cash on deposit in the Collateral Account (including, without limitation, interest earned thereon) with respect to such Term Loans has been exhausted. The Administrative Agent shall, at the request of Borrower, invest amounts on deposit in the Collateral Account in overnight investments acceptable to the Administrative Agent.

SECTION 2.06.         Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $75,000,000 and (ii) the Total Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. With respect to any Letter of Credit which contains any “evergreen” automatic renewal provision, the Issuing Bank shall be deemed to have consented to any such extension or renewal provided that all of the requirements of this Section 2.06 are met and no Default exists.

(c)          Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date.

(d)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank will not issue any Letters of Credit on or after the Effective Date which are due to expire by their terms on or prior to the Revolving Credit Maturity Date. For the avoidance of doubt, upon a later Revolving Credit Maturity Date (other than the Final Revolving Credit Maturity Date), provided that no Default or Event of Default shall have occurred and be continuing, the aggregate amount of participations in Letters of Credit by Revolving Lenders in respect of the Class of Revolving Credit Commitments terminating on such Revolving Credit Maturity Date shall be deemed reallocated to the Revolving Lenders holding other Classes of Revolving Credit Commitments so that the participation of the remaining Revolving Lenders in outstanding Letters of Credit shall be in proportion to their respective remaining Revolving Credit Commitments (provided that such reallocation will not result in a Revolving Credit Exposure of any Lender exceeding its Revolving Credit Commitment).

(e)          Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, one Business Day after the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on the date of such LC Disbursement, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, at its sole option and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing or Swingline Loan. If Borrower fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

(f)          Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)          Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.07 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)           Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)           Existing Letters of Credit. Borrower, the Administrative Agent, the Revolving Lenders and the Issuing Bank hereby acknowledge that on and as of the Effective Date the Existing Letters of Credit shall irrevocably be deemed to be Letters of Credit issued under this Agreement and all the provisions of this Agreement shall apply to the Existing Letters of Credit as being Letters of Credit issued under this Agreement by the relevant Issuing Bank, the whole without novation of all of the obligations of Borrower to each relevant Issuing Bank in respect of said Existing Letters of Credit.

SECTION 2.07.         Repayment of Loans; Evidence of Debt.

(a)          Borrower hereby irrevocably unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender, the then unpaid principal amount of each Term Loan of such Lender on the Term Loan Maturity Date, (iii) to the Administrative Agent for the account of each Extending Lender, the then unpaid principal amount of each Extended Loan of such Extending Lender on the applicable Revolving Credit Maturity Date or Term Loan Maturity Date, as the case may be and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made (or such earlier date, and to the extent that, each such Loan becomes due and payable pursuant to Section 2.05 or Article VII, as applicable); provided that on each date that a Revolving Credit Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested. Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Revolving Loans, Swingline Loans and Term Loans made to them from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. All payments required hereunder shall be made in Dollars.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)          The Administrative Agent shall maintain the Register pursuant to Section 9.04(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from Borrower in respect of each such Loan and each Lender’s share thereof.

(d)          The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 and the Notes maintained pursuant to paragraph (e) of this Section 2.07 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender in accordance with the terms of this Agreement.

(e)          The Loans of each Class made by each Lender to Borrower shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of Borrower, in substantially the form attached hereto as Exhibit F-1 or F-2, as applicable, with the blanks appropriately filled, payable to such Lender or its registered assigns.

SECTION 2.08.         Interest Rates and Payment Dates.

Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to:

(i)           in the case of a Eurodollar Revolving Loan, (A) the Adjusted LIBO Rate determined for such Interest Period, plus (B) the Applicable Rate; or

(ii)          in the case of a Eurodollar Term Loan, (A) the Adjusted LIBO Rate determined for such Interest Period plus (B) the Applicable Rate.

(b)          Each ABR Loan (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (c) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(c)          If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum or (y) in the case of any overdue interest, Commitment Fee or other amount, the rate described in Section 2.08(b) applicable to an ABR Revolving Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).

(d)          Interest shall be payable in arrears on each Interest Payment Date and on each applicable Term Loan Maturity Date and Revolving Credit Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.08 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

SECTION 2.09.         Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.

SECTION 2.10.         Fees.

(a)          Borrower agrees to pay a commitment fee (a “Commitment Fee”) to each Revolving Lender, ratably in proportion to their Revolving Credit Commitments, for which payment shall be made in arrears through the Administrative Agent on the last day of each March, June, September and December after the Effective Date, and on the applicable Commitment Fee Termination Date (as defined below). The Commitment Fee due to each Revolving Lender with respect to each Class of Revolving Credit Commitments shall accrue for a period commencing on the Effective Date (in the case of Revolving Credit Commitments) or the applicable Extension Date (in the case of all other Classes of Revolving Credit Commitments) and shall cease to accrue on the date (the “Commitment Fee Termination Date”) that is (i) in the case of Commitment Fees payable to Revolving Lenders, the later of (x) the date on which the Revolving Credit Commitment of such Revolving Lender shall be terminated as provided herein and (y) the first Business Day after the end of the Revolving Credit Commitment Period and (ii) in the case of Commitment Fees payable to all Revolving Lenders holding any other Class of Revolving Credit Commitment, the later of (x) the date on which such Revolving Credit Commitment shall be terminated as provided herein and (y) the Business Day after the end of the applicable Revolving Credit Commitment Period. The Commitment Fee accrued to each Revolving Lender shall equal the Commitment Fee Percentage multiplied by such Lender’s Commitment Fee Average Daily Amount (as defined below) for the applicable Fiscal Quarter (or shorter period commencing on the Effective Date and ending with the applicable Commitment Fee Termination Date). A Revolving Lender’s “Commitment Fee Average Daily Amount” with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Revolving Lender’s Revolving Credit Commitment less such Revolving Lender’s Revolving Credit Exposure (excluding clause (c) of the definition thereof for purposes of determining the Commitment Fee Average Daily Amount only) for any applicable days during such Revolving Lender’s Revolving Credit Commitment Period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)          Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the weighted average Applicable Rate for Eurodollar Revolving Loans (with such weighted average based on the allocation of such Revolving Lender’s Revolving Credit Commitments across the various Classes of Revolving Credit Commitments) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate to be agreed between Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (collectively, “LC Fees”) accrued through and including the last day of March, June, September and December of each calendar year during the Revolving Credit Commitment Period shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that (x) all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after such date shall be payable on demand and (y) all such participation fees accruing to any Revolving Lender shall be payable on the date on which the Revolving Credit Commitments of such Revolving Lender terminate and any such fees accruing after such date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          Borrower agrees to pay to the Administrative Agent the administrative fee set forth in the Agency Fee Letter (the “Agent Fees”).

(d)          All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable.

(e)          Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.10 (a) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the LC Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.23(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such LC Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank and the Administrative Agent, as applicable (and the pro rata payment provisions of Section 2.13 will automatically be deemed adjusted to reflect the provisions of this Section).

SECTION 2.11.         Termination, Reduction or Adjustment of Commitments.

(a)          Subject to Section 2.06, unless previously terminated, the Revolving Credit Commitments of any Class shall automatically terminate on the Revolving Credit Maturity Date applicable to such Class.

(b)          Borrower shall have the right, upon one Business Day’s notice to the Administrative Agent, to terminate or, from time to time, reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, the Total Revolving Credit Exposure then outstanding would exceed the Total Revolving Credit Commitment then in effect.

(c)          Borrower agrees to pay to the Administrative Agent for the account of the applicable Revolving Lenders or Term Lenders, as the case may be, on each date of termination or reduction of the Revolving Credit Commitments or Term Loan Commitments, as the case may be, the Commitment Fee on the amount of the Revolving Credit Commitments or Term Loan Commitments, as the case may be, so terminated or reduced accrued to the date of such termination or reduction.

(d)          Unless otherwise agreed to by the Swingline Lender, each reduction in the Revolving Credit Commitments shall reduce the Swingline Commitment by an equal percentage. For the avoidance of doubt, provided that no Default or Event of Default shall have occurred and be continuing, (i) participations in Swingline Loans held by Lenders in their capacity as such, shall be permanently reduced to zero on the Revolving Credit Maturity Date and (ii) upon a later Revolving Credit Maturity Date (other than the final Revolving Credit Maturity Date), participations in Swingline Loans held by the Revolving Lenders of the Class of Revolving Credit Commitments terminating on such Revolving Credit Maturity Date shall be permanently reduced to zero on the applicable Revolving Credit Maturity Date and shall be reallocated to the Revolving Lenders holding Revolving Credit Commitments of other Classes so that the participation of the remaining Revolving Lenders shall be in proportion to their respective remaining Revolving Credit Commitments (provided that such reallocation will not result in the Revolving Credit Exposure of any Lender exceeding its Revolving Credit Commitment).

SECTION 2.12.         Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:

(i)          the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Borrowing for such Interest Period, or

(ii)         the Administrative Agent shall have received notice from a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate determined or to be determined for such Interest Period for such Eurodollar Borrowing will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the Lenders by 12:00 noon, New York City time, on the same day. The Administrative Agent shall give telecopy or telephonic notice to Borrower and the Lenders as soon as practicable after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurodollar Loans shall not be (x) converted or continued pursuant to Section 2.03 or (y) made pursuant to a Borrowing Request, and shall be continued or made as an ABR Loans, as the case may be.

SECTION 2.13.         Pro Rata Treatment and Payments.

(a)          Each reduction of the Revolving Credit Commitments of the Revolving Lenders shall be made pro rata according to the amounts of such Revolving Lenders’ Commitment Percentages. Each payment (including each prepayment) by Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by Borrower on account of principal of and interest on Swingline Loans shall be made pro rata according to the respective outstanding principal amounts of the Swingline Loans or participating interests therein, as the case may be, then held by the relevant Lenders. Except as otherwise expressly provided herein, all payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent’s New York office specified in Section 9.01 in the currency in which the applicable obligation is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)          Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from Borrower, but without prejudice to any right or claim that Borrower may have against such Lender.

(c)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

SECTION 2.14.         Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

SECTION 2.15.         Requirements of Law.

(a)          If a Change of Law (other than any Change of Law relating to Taxes indemnified pursuant to Section 2.16, Excluded Taxes or taxes specifically excluded from indemnification under Section 2.16(e)) shall have the effect of increasing the cost to such Lender or the Issuing Bank for agreeing to make or making, funding or maintaining any Eurodollar Loans or participating in, issuing or maintaining any Letter of Credit, then Borrower shall from time to time, pay to the Administrative Agent for the account of such Lender or the Issuing Bank additional amounts sufficient to compensate such Lender or the Issuing Bank for such increased cost. A certificate setting forth in reasonable detail the applicable change in law and the calculation of the amount of such increased cost, submitted to Borrower and the Administrative Agent by such Lender or the Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error. Such Lender or the Issuing Bank, as applicable, shall promptly notify the Administrative Agent and Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or the Issuing Bank, as applicable, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or the Issuing Bank, as applicable, within ten (10) Business Days of the receipt by Borrower of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrower.

(b)          If a Change of Law affects or would affect the amount of capital or liquidity required or expected to be maintained by any Lender or the Issuing Bank (or a holding company controlling such Lender or the Issuing Bank) and such Lender or the Issuing Bank determines (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of its Commitment or the Loans made by it or its participations in Swingline Loans or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or the Issuing Bank (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or the Issuing Bank to Borrower, Borrower shall, within ten (10) Business Days after receipt of the statement referred to below, pay directly to such Lender or the Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or the Issuing Bank (or its holding company) for such reduction in rate of return. A statement of such Lender or the Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower. In determining such amount, such Lender or the Issuing Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(c)          In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, the Issuing Bank or such Lender will use its commercially reasonable efforts to so notify Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

(d)          Notwithstanding anything to the contrary in this Section 2.15, Borrower shall not be required to compensate any entity pursuant to this Section 2.15 for any amounts incurred more than six months prior to the date that such entity notifies Borrower of such entity’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

SECTION 2.16.         Taxes.

(a)          Subject to Section 2.16(e), all payments by or on behalf of any Loan Party of principal of, and interest on, the Loans and all other amounts payable under any Loan Document shall, unless required by applicable law, rule or regulation, be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, assessments, fees, duties, withholding or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent, the Issuing Bank or any Lender (or any assignee of such Lender or the Issuing Bank, as the case may be, or a Participant or a change in designation of the lending office of a Lender or the Issuing Bank, as the case may be (a “Transferee”)), other than Excluded Taxes (such non-excluded items, and any related interest, penalties and additions to tax being called “Taxes”). In the event that any withholding or deduction from any payment to be made by or on behalf of the Loan Parties hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then, except as otherwise provided in this Section 2.16 or in Section 9.04(f)(iii):

(i)           the applicable withholding agent shall pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)          the applicable withholding agent (if it is not the Administrative Agent) shall as promptly as practicable forward to the Administrative Agent the original or a certified copy of an official receipt, or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii)         the applicable Loan Party shall pay to the Administrative Agent for the account of the Lenders or the Issuing Bank, as the case may be, such additional amount or amounts as are necessary to ensure that after all required withholdings or deductions have been made (including withholdings or deductions applicable to additional sums payable under this Section 2.16) the net amount actually received by each Lender or the Issuing Bank, as the case may be, will equal the full amount such Lender or the Issuing Bank, as the case may be, would have received had no such withholding or deduction been required.

(b)          Borrower shall timely pay any all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”) to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)          Except as otherwise provided in this Section 2.16 or in Section 9.04(f)(iii), if any Taxes are directly asserted against the Administrative Agent, the Issuing Bank or any Lender or Transferee with respect to any payment received by the Administrative Agent, the Issuing Bank or such Lender or Transferee hereunder, the Administrative Agent, the Issuing Bank or such Lender or Transferee may pay such Taxes whether or not correctly or legally asserted, and such party shall promptly notify Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or any Lender or Transferee to demand and receive compensation under this Section 2.16, but without prejudice to any claims of Borrower for failure to observe this undertaking and Borrower shall pay such additional amounts (including any penalties (to the extent not imposed as a result of the Administrative Agent’s, Issuing Bank’s, Lender’s or Transferee’s, as the case may be, gross negligence or willful misconduct), interest, additions to tax or expenses) as shall be necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

If Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority pursuant to this Section 2.16, or fails to remit to the Administrative Agent, for the account of the Issuing Bank, the respective Lenders or Transferees, any payment required by Section 2.16(c) or any required receipts or other required documentary evidence, Borrower shall indemnify the Issuing Bank, Lenders and Transferees for any incremental Taxes, interest, penalties (to the extent not imposed as a result of an Issuing Bank’s Lender’s or Transferee’s gross negligence or willful misconduct) or other costs (including reasonable attorneys’ fees and expenses) that may become payable by the Issuing Bank, any Lender or Transferee as a result of any such failure. For purposes of this Section 2.16, a distribution hereunder of funds received from Borrower by the Administrative Agent to or for the account of the Issuing Bank, any Lender or Transferee shall be deemed a payment by Borrower.

Payments required by this Section 2.16(c) shall be made within 20 days after the date the Administrative Agent, Issuing Bank, Lender or Transferee, as the case may be, makes written demand to Borrower, which written demand shall set forth, in reasonable detail, the manner in which such payment shall have been determined and which, absent manifest error, shall be final, binding and conclusive for all purposes.

(d)          (i)Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding tax with respect to any payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Bank, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A)         each Lender or Issuing Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to Borrower and the Administrative Agent on or prior to the date on which it becomes a U.S. Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such U.S. Lender is exempt from U.S. federal backup withholding tax;

(B)         each Lender or Issuing Bank that is not a U.S. Lender (a “Foreign Lender”) shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax;

(ii)         executed originals of IRS Form W-8ECI (or any successor form);

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(iv)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of such Lender’s direct and/or indirect partners;

(C)         any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Issuing Bank has complied with such Lender or Issuing Bank’s obligations under FATCA and to determine the amount, if any, to deduct or withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender or Issuing Bank agrees that if any documentation such Lender or Issuing Bank previously delivered pursuant to this Section 2.16(d) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

Notwithstanding anything to the contrary, nothing in this Section 2.16(d) shall require any Lender or Issuing Bank to deliver any documentation that such Lender or Issuing Bank is not legally eligible to deliver.

(e)          Borrower shall not be required to indemnify or to pay any additional amounts to the Administrative Agent, the Issuing Bank, any Lender or Transferee with respect to any Taxes or other amounts pursuant to this Section 2.16 to the extent that (i) in the case of any U.S. federal withholding Taxes, any obligation to withhold, deduct or pay amounts with respect to such Tax was in effect and would apply to amounts payable on the date the Issuing Bank, such Lender or Transferee became a party to this Agreement, or otherwise becomes a Transferee with respect to the interest or participation in the Loan or other obligation in question, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.16(a); provided that this subclause (i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.19, (ii) any Issuing Bank, Lender or Transferee fails to comply in full with the provisions of Section 2.16(d), or (iii) such Tax is a U.S. federal withholding tax imposed pursuant to FATCA.

(f)          In the event that the Issuing Bank or any Lender or Transferee determines that a change in the factual circumstances of such Issuing Bank, Lender or Transferee or in such party’s entitlement to benefits under an applicable tax treaty that will lead to a claim by it under this Section 2.16 has occurred or will occur, the Issuing Bank or such Lender or Transferee will use its commercially reasonable efforts to notify Borrower as promptly as practicable; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or any Lender or Transferee to demand and receive compensation under this Section 2.16, but without prejudice to any claims of Borrower for failure to observe this undertaking.

(g)          If Borrower determines that a reasonable basis exists for contesting a Tax, the Issuing Bank, Lender or Transferee, as the case may be, shall use reasonable efforts to cooperate with Borrower as Borrower may reasonably request in challenging such Tax. Each Lender, Transferee, and Issuing Bank agrees to use reasonable efforts to cooperate with Borrower as Borrower may reasonably request to minimize any amount payable by Borrower pursuant to this Section 2.16. Borrower shall indemnify and hold each Issuing Bank, Lender and Transferee harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by Borrower pursuant to this Section 2.16(g). Nothing in this Section 2.16(g) shall obligate the Issuing Bank or a Lender or Transferee to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h)          If any Lender, Transferee, Issuing Bank or Administrative Agent determines in its sole discretion that it has received a refund of, any Tax or Other Tax for which it received additional amounts or indemnity payments from Borrower pursuant to this Section 2.16 (a “Tax Refund”), such Person shall reimburse Borrower for the amount determined by such Person to be the Tax Refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 2.16 with respect to the Taxes or the Other Taxes giving rise to such Tax Refund), after reduction for any out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Refund), obtained by such Person as a consequence of such Tax Refund; provided, however, that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties (to the extent not imposed as a result of the Administrative Agent’s, Issuing Bank’s, Lender’s or Transferee’s, as the case may be, gross negligence or willful misconduct), additions to tax, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender within a reasonable time (not to exceed 20 days) after receipt of written notice that the Administrative Agent or such Lender is required to repay such Tax Refund to such Governmental Authority. Notwithstanding anything to the contrary, in no event will any Lender, Transferee, Issuing Bank or Administrative Agent be required to pay any amount to any Loan Party the payment of which would place such Lender, Transferee, Issuing Bank or Administrative Agent in a less favorable net after-tax position than such Lender, Transferee, Issuing Bank or Administrative Agent would have been in if the Tax or Other Tax giving rise to the underlying additional amounts or indemnification payments had never been imposed.

(i)          Nothing contained in this Section 2.16 shall obligate any Person to make available its tax returns or any other information relating to its taxes that it deems to be confidential.

SECTION 2.17.         Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.14, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, then, upon the written notice of such Lender to Borrower (with a copy to the Administrative Agent), Borrower shall, within ten (10) Business Days of the receipt by Borrower thereof, pay directly to such Lender such amount as shall (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.

SECTION 2.18.         Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it shall, if requested by Borrower, use its commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of Borrower or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.

SECTION 2.19.         Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against Borrower or, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Borrower expressly consents to the foregoing arrangements and agree that any Lender holding a participation in a Loan or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to Borrower in the amount of such participation.

SECTION 2.20.         Assignment of Commitments Under Certain Circumstances. If (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or Borrower shall be required to make additional payments to any Lender under Section 2.16 (a “Terminated Lender”), Borrower shall have the right, but not the obligation, at its own expense, upon notice from Borrower to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or Borrower shall pay to the affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and participations in LC Disbursements and Swingline Loans held by such Terminated Lender and all commitment fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder (including, without limitation, any Commitment Fees).

SECTION 2.21.         Increase in Commitments.

(a)          So long as (x) no Default exists or would exist after giving effect to the making of the Incremental Term Loans or Incremental Revolving Loans referred to below and the use of proceeds therefrom and (y) after giving effect to the making of the Incremental Term Loans or Incremental Revolving Loans referred to below, and the use of proceeds therefrom, Borrower would be in compliance with the Financial Covenant on a pro forma basis on such date and for the most recent fiscal quarter for which financial statements have been delivered in accordance with Section 5.01 after giving effect on a pro forma basis to any related adjustment events, including any acquisitions or dispositions after the beginning of the relevant calculation period but prior to or simultaneous with the borrowing of such Incremental Term Loans or Incremental Revolving Loans, then upon written notice to the Administrative Agent, Borrower may from time to time request (i) additional Term Loans (the “Incremental Term Loans” and the related commitments, the “Incremental Term Loan Commitments”) and/or (ii) additional revolving loans or, prior to the Revolving Credit Maturity Date, an increase to the existing Revolving Loans (the “Incremental Revolving Loans” (together with the Incremental Term Loans, the “Incremental Loans”) and, together with the related commitments, the “Incremental Revolving Loan Commitments” and, together with the Incremental Term Loan Commitments, the “Incremental Commitments”) up to an aggregate principal amount (other than Replacement Term Loans) not to exceed the sum of (A) $800,000,000 and (B) an amount such that, after giving pro forma effect to such Incremental Loans (and, with respect to any Incremental Revolving Loan Commitments, the full utilization of all such Incremental Revolving Loan Commitment), Borrower’s Secured Leverage Ratio would not exceed 3.50:1.00 less (C) the aggregate principal amount of Incremental Substitute Indebtedness incurred by Borrower and its Subsidiaries; provided that (i) any Incremental Term Loans shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) any Incremental Revolving Loan Commitments shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof; provided, further, that any existing Lender approached to provide all or a portion of the Incremental Term Loans and related commitments or Incremental Revolving Loans and related commitments may elect or decline, in its sole discretion, to provide such loans and commitments. The Incremental Term Loans (A) shall rank pari passu in right of payment and right of security in respect of the Collateral with the Term Loans and (B) other than amortization, pricing and maturity date, shall have the same terms as such Term Loans existing immediately prior to the effectiveness of the amendment creating such Incremental Term Loans; provided that (x) the Incremental Term Loans shall not have a final maturity date earlier than the Term Loan Maturity Date and the Incremental Term Loans established pursuant to an Extension Amendment shall not have a final maturity date earlier than the Term Loan Maturity Date applicable to such Class of Term Loans, (y) the Incremental Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the then-remaining Weighted Average Life to Maturity of the Term Loans and the Incremental Term Loans established pursuant to an Extension Amendment shall not have a Weighted Life to Maturity that is shorter than the then-remaining Weighted Average Life to Maturity Applicable to such Class of Term Loans and (z) amortization of Incremental Term Loans shall not be greater than pro rata across the life of the Incremental Term Loans. Any Term Lender or additional bank or financial institution electing to make available an Incremental Term Loan Commitment (an “Incremental Term Lender”) shall become a Lender or make its Incremental Term Loan Commitment available, as the case may be, under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Term Lender and the Administrative Agent, and to any other documentation, in each case on terms and documentation satisfactory to the Administrative Agent and the Lead Arrangers. The Incremental Revolving Loans (A) shall rank pari passu in right of payment and right of security in respect of the Collateral with the applicable Revolving Loans and (B) other than, in the case of additional revolving loans, pricing and maturity date, shall have the same terms as Revolving Loans; provided that the Incremental Revolving Loans shall not have a final maturity date earlier than the Revolving Credit Maturity Date and the Incremental Revolving Loans established pursuant to an Extension Amendment shall not have a final maturity date earlier than the Revolving Credit Maturity Date of the applicable Class of Revolving Loans. Any Revolving Lender or additional bank or financial institution electing to make available an Incremental Revolving Commitment (an “Incremental Revolving Lender”) shall become a Lender or make its Incremental Revolving Commitment available, as the case may be, under this Agreement, pursuant to an Incremental Facility Amendment to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Revolving Lender and the Administrative Agent, and to any other documentation, in each case on terms and documentation satisfactory to the Administrative Agent and the Lead Arrangers. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21.In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans, Revolving Loans, or such other Class of Term Loans or Revolving Loans created pursuant to an Extension Amendment or Incremental Facility Amendment shall be deemed, unless the context otherwise requires, to include references to Term Loans, Revolving Loans or such other Class of Term Loans or Revolving Loans established pursuant to an Extension Amendment or Incremental Facility Amendment, respectively, made pursuant to Incremental Term Loan Commitments and Incremental Revolving Loan Commitments, made pursuant to this Agreement.

(b)          If any Incremental Term Loan Commitments or Incremental Revolving Loan Commitments are made in accordance with this Section 2.21, the Administrative Agent and Borrower shall determine the effective date (each, an “Incremental Facility Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Incremental Facility Effective Date. As a condition precedent to such increase, Borrower shall deliver to the Administrative Agent a certificate of Borrower dated as of the Incremental Facility Effective Date signed by a Financial Officer of Borrower (i) certifying and attaching (A) the resolutions adopted by Borrower approving or consenting to such increase and (B) a certificate demonstrating pro forma compliance with the Financial Covenant as set forth in Section 2.21(a) and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties set forth in Article III and the other Loan Documents shall be true and correct in all material respects on and as of the Incremental Facility Effective Date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (B) no Default shall have occurred and be continuing.

(c)          To the extent the Incremental Commitments being increased on the relevant Incremental Facility Effective Date are increases to existing Revolving Credit Commitments, then each Revolving Lender that is acquiring an Incremental Revolving Commitment on the Incremental Facility Effective Date shall make Revolving Loans, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Incremental Facility Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Credit Commitments after giving effect to such Incremental Revolving Commitments. If there is a new borrowing of Revolving Loans on such Incremental Facility Effective Date, the Revolving Lenders after giving effect to such Incremental Revolving Commitments shall make such Revolving Loans in accordance with Section 2.02.

(d)          Borrower shall use the proceeds of any Incremental Term Loans and Incremental Revolving Loans for general corporate purposes (including to finance Permitted Acquisitions).

(e)          This Section 2.21 shall supersede any provisions in Section 9.08 to the contrary.

SECTION 2.22.         Extension of Loans and Commitments.

(a)          Borrower may, at any time and from time to time after the Effective Date, request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to another Class of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so converted, “Extended Term Loans”), which new Class of Term Loans (A) shall rank pari passu in right of payment and right of security in respect of the Collateral with the Term Loans from which they are to be converted, (B) other than amortization (to the extent consistent with Section 2.05(d)), pricing and maturity date, shall have the same terms as the Term Loans from which they are to be converted and (C) shall be established in a manner otherwise consistent with this Section 2.22; provided (y)(A) the Applicable Rates with respect to the Extended Term Loans may be higher or lower than the Applicable Rates for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased Applicable Rate contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; and (z) the optional and mandatory prepayment rights of the Extended Term Loans shall be subject to the provisions set forth in Sections 2.05(c) and (e) (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.13).In order to establish any Extended Term Loans, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted. There shall be no more than four Classes, in the aggregate, of Term Loans outstanding at any time.

(b)          Borrower may, at any time and from time to time after the Effective Date, request that all or a portion of the Revolving Credit Commitments of any Class (an “Existing Revolving Credit Class” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be converted to another Class of Revolving Credit Commitments in order to extend the termination date thereof (any such Revolving Credit Commitments which have been so converted, “Extended Revolving Credit Commitments” and any related Revolving Loans, “Extended Revolving Loans”),which new Class of Revolving Loans (A) shall rank pari passu in right of payment and right of security in respect of the Collateral with the Revolving Loans from which they are converted, (B) other than pricing and maturity date, shall have the same terms as the Revolving Loans from which they are to be converted and (C) shall be established in a manner otherwise consistent with this Section 2.22; provided (y) (A) the Applicable Rates with respect to the Extended Revolving Loans may be higher or lower than the Applicable Rates for the Revolving Loans of such Existing Revolving Credit Class and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased Applicable Rates contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and (z) the Commitment Fee Percentage with respect to the Extended Revolving Credit Commitments may be higher or lower than the Commitment Fee Percentage for the Revolving Credit Commitments of such Existing Revolving Credit Class. In order to establish any Extended Revolving Credit Commitments, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Credit Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established. No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Commitments pursuant to any Revolving Credit Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of Revolving Credit Commitments from the Existing Revolving Credit Class from which they were converted. There shall be no more than four Classes, in the aggregate, of Revolving Credit Commitments outstanding at any time. No extension of any Revolving Credit Commitments pursuant to an Extension Amendment and/or as part of an Extension Series need be contingent upon or subject to an extension of any Term Loans in connection therewith or otherwise. If, on any Extension Date, any Revolving Credit Loans of any Extending Lender are outstanding under the applicable Existing Revolving Credit Class, such Revolving Credit Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Credit Commitments bear to its remaining Revolving Credit Commitments of the Existing Revolving Credit Class.

(c)          Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Class are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Credit Commitments of the Existing Class subject to such Extension Request converted into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Credit Commitments of the Existing Class which it has elected to convert into Extended Loans/Commitments. If a Lender fails to notify the Administrative Agent in a timely manner pursuant to the Extension Requests, such Lender shall be deemed not to have elected to extend its Extended Loans/Commitments. In the event that the aggregate amount of Term Loans or Revolving Credit Commitments of the Existing Class subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments subject to such Extension Elections shall be converted to Extended Loans/Commitments on a substantially pro rata basis based on the amount of Term Loans or Revolving Credit Commitments included in such Extension Elections.

(d)          Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit L or Exhibit M to this Agreement, as applicable, with such modifications thereto as Borrower and the Administrative Agent may deem appropriate). Each Extension Amendment shall be executed by Borrower, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) and, in the case of an Extension Amendment relating to Revolving Loans, the Swingline Lender and Issuing Bank. An Extension Amendment may, subject to Sections 2.22(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of this Section 2.22.

(e)          In addition to any conditions precedent set forth in any applicable Extension Amendment, no Extension Amendment shall be effective unless, (i) no Default or Event of Default shall have occurred and be continuing at the time of such extension or after giving effect thereto and (ii) after giving effect to such extension, Borrower shall be in compliance on a Pro Forma Basis with the covenant contained in Section 6.12 recomputed as of the date of the last ended Test Period.

SECTION 2.23.         Defaulting Lenders.

(a)          Notwithstanding any provisions of this Agreement to the contrary, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the Issuing Bank and the Administrative Agent, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.23(b)), by notice to Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require Borrower to Cash Collateralize the obligations of Borrower to the Issuing Bank and the Administrative Agent in respect of such Letter of Credit or Swingline Loan in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(b)          If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(i)        the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below and provided that no Event of Default shall have occurred and be continuing, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure, total Swingline Exposure and total LC Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)       to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (1) above or otherwise, Borrower will, not later than five (5) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lenders, as the case may be), (a) Cash Collateralize the obligations of Borrower to the Issuing Bank and the Swingline Lenders in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to Section 2.23(b)(iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lenders, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)      any amount paid by Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.20(d)) the termination of the Commitments and payment in full of all obligations of Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lenders (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)          In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank and the Swingline Lenders is hereby authorized by Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02(a) in such amounts and in such times as may be required to (i) reimburse an outstanding LC Disbursement, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(d)          If Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lenders agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.23(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure, LC Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

(e)          Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.23(b)(iii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents on the Effective Date, the Loan Parties, jointly and severally, make the representations and warranties set forth in this Article III (after giving effect to the Financing Transactions) and upon the occurrence of each Credit Event thereafter:

SECTION 3.01.         Organization, etc. Each Loan Party (a) other than any Immaterial Subsidiary, is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other power and authority to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party, (c) is duly qualified to do business and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so could not reasonably be expected to have a Material Adverse Effect, and (d) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and to own or hold under lease its Property and to conduct its business substantially as currently conducted by it, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.         Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof, the issuance of the Letters of Credit hereunder and consummation of the Financing Transactions are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not

(a)          contravene the Organic Documents of any Loan Party or any of its respective Subsidiaries;

(b)          contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect;

(c)          violate or result in a default or event of default or an acceleration of any rights or benefits under any indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect; or

(d)          result in, or require the creation or imposition of, any Lien on any assets of any Loan Party or any of its respective Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.03.         Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrower or any other Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, nor for the consummation of the Financing Transactions, except (a) such as have in all material respects been obtained or made (or waived) and are in full force and effect, (b) such where the failure to obtain or make would not and could not reasonably be expected to have a Material Adverse Effect and (c) filings necessary to perfect Liens under the Pledge Agreements. No Loan Party or any of its respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.04.         Validity, etc. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

SECTION 3.05.         Financial Information.

(a)          The consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 2009, 2010 and 2011 and the related statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal years then ended, reported on by Ernst & Young LLP, independent public accountants, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended.

(b)          Except as provided for or disclosed in (i) the financial statements described in paragraph (a) and (ii) any Form 10-Q of Borrower for any Financial Quarter subsequent to December 31, 2011 as filed with the SEC or any other filing with the SEC publicly available before the Effective Date and (iii) the Indebtedness incurred under this Agreement, as of the Effective Date neither Borrower nor any of its Subsidiaries has any material third party Indebtedness, contingent liabilities, long-term commitments or unrealized losses (excluding, in each case, current obligations or losses incurred in the ordinary course of business).

SECTION 3.06.         No Material Adverse Effect.   Since December 31, 2011, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07.         Litigation. There is no pending or, to the knowledge of the Loan Parties, threatened litigation, action or proceeding affecting Borrower or any of its Subsidiaries, or any of their respective businesses, assets, results of operations or financial condition, or the ability of the parties to consummate the transactions contemplated hereby, which, in the case of Borrower and its Subsidiaries, would have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

SECTION 3.08.         Compliance with Laws and Agreements; OFAC Rules and Regulations; Patriot Act; FCPA.

(a)          None of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any laws (other than Environmental Laws, which are the subject of Section 3.13), regulations and orders of any Governmental Authority applicable to it or its property (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act) or any indentures, agreements and other instruments binding upon it or its property, except for any violations which do not have a Material Adverse Effect. No Default has occurred and is continuing.

(b)          No Loan Party or any or its respective Subsidiaries is in violation of any of the foreign assets control regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party or any of its respective Subsidiaries or Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC.

(c)          Each Loan Party and any of its respective Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (“FCPA”), and any foreign counterpart thereto applicable to such Loan Party and its respective Subsidiaries. No Loan Party or any of its respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or any of its respective Subsidiary or to any other Person, in violation of FCPA.

SECTION 3.09.         Subsidiaries. Schedule 3.09 sets forth the name of, and the direct or indirect ownership interest of Borrower in, each Subsidiary of Borrower and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date.

SECTION 3.10.         Ownership of Properties. Each of Borrower and its Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title in the aggregate could not reasonably be expected to have a Material Adverse Effect. All of Borrower’s and its Subsidiaries’ interests in such material properties and assets are free and clear of Liens, other than Permitted Liens.

SECTION 3.11.         Taxes. Each of Borrower and its Subsidiaries has timely filed all federal, foreign and all other material income tax returns and reports required by law to have been filed by it and has timely paid all material taxes and governmental charges due whether or not shown on any return, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books to the extent required by and in accordance with GAAP. Each of Borrower and its Subsidiaries has made adequate provision for all taxes not yet due and payable to the extent required by and in accordance with GAAP. Each of Borrower and its Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.12.         Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect. Borrower and its Subsidiaries and their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.13.         Environmental Warranties.

(a)          Except as set forth on Schedule 3.13(a), all facilities and Property owned, leased or operated by Borrower or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)         Except as set forth on Schedule 3.13(b), there are no pending or threatened (in writing):

(i)       Environmental Claims received by Borrower or any of its Subsidiaries, or

(ii)      claims, complaints, notices or inquiries received by Borrower or any of its Subsidiaries regarding Environmental Liability,

in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)          Except as set forth on Schedule 3.13(c), there have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Borrower or any of its Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(d)          Borrower and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which Borrower and its Subsidiaries are not in compliance, or are not in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e)          No property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Borrower or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS, on the National Priorities List pursuant to CERCLA, or on any similar state list of sites requiring investigation or clean-up.

(f)          There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Borrower or any of its Subsidiaries from which there has been a Release of any Hazardous Material or which has not been maintained in compliance with applicable Environmental Law, in either case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g)          Neither Borrower nor any of its Subsidiaries has arranged for disposal or treatment, or arranged for transport for disposal or treatment, of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against Borrower or such Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(h)          No Liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by Borrower or its Subsidiaries.

(i)          Neither Borrower nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any of the Loan Parties or any of their respective Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law, the cost of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14.         Regulations U and X. The Loans, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation U or Regulation X.

SECTION 3.15.         Disclosure; Accuracy of Information.

(a)          Neither this Agreement nor any other document, certificate or statement in writing furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including, without limitation, the Information Memorandum) as of the date thereof and taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including, without limitation, the Information Memorandum) was based upon or constitutes a forecast, projection, other forward-looking information or pro formas, the Loan Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

(b)          It is understood and agreed by the Agents and the Lenders that the foregoing documents, certificates, to the extent based upon or constituting forecasts, projections, estimates, other forward looking information, pro formas, or otherwise relating to future or hypothetical events, are not to be viewed as fact, that no assurance is given that the results forecasted in such documents, certificates and statements will be achieved and that actual results during the period or periods covered by such documents, certificates and statements are subject to significant uncertainties and contingencies (many of which are out of the control of Borrower) and may differ from the projected results set forth therein and that the difference may be material.

SECTION 3.16.         Insurance. Set forth on Schedule 3.16 is a summary of all policies of insurance and/or programs of self-insurance maintained by Borrower and each of its Subsidiaries as of the Effective Date with respect to its properties material to the business of Borrower and its Subsidiaries. Such policies of insurance and/or programs of self-insurance satisfy the requirements of Section 5.04.

SECTION 3.17.         Labor Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (for purposes of this representation being made on the Effective Date only, with references to the Loan Parties in such definition being deemed to be references to Borrower and its Subsidiaries taken as a whole), (a) there are no strikes, lockouts or slowdowns against Borrower or any Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from Borrower or any Subsidiary, or for which any claim may be made against Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or such Subsidiary.

SECTION 3.18.         Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Borrower and its consolidated Subsidiaries, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower and its consolidated Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower and its consolidated Subsidiaries, taken as a whole, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower and its consolidated Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

SECTION 3.19.         Securities. The Equity Interests of Borrower’s Subsidiaries have been duly authorized, issued and delivered and are fully paid, nonassessable and free of preemptive rights that have not been waived. The Equity Interests of each Subsidiary held, directly or indirectly, by Borrower, are owned, directly or indirectly, by Borrower free and clear of all Liens (other than Liens permitted under clauses (i), (iv), (x) or (xvi) of Section 6.02). There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of Borrower’s Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests, except as set forth on Schedule 3.19 or as disclosed in the financial statements delivered pursuant to Sections 5.01(a) and (b).

SECTION 3.20.         Indebtedness To Remain Outstanding.

(a)          Set forth on Schedule 3.20(a) hereto is a list and description of all Indebtedness of the Loan Parties and their Subsidiaries (other than the Loans and Indebtedness permitted pursuant to clauses (iii), (iv), (vi), (viii), (ix), (x) and (xv) of Section 6.01) that will be outstanding immediately after the Effective Date (collectively, the “Indebtedness to Remain Outstanding”).

(b)          Set forth on Schedule 3.20(b) hereto is a list and description of all Liens of the Loan Parties and their Subsidiaries securing Indebtedness (other than the Obligations), to the extent such Liens are evidenced by a UCC financing statement that will be outstanding immediately after the Effective Date.

SECTION 3.21.         Pledge Agreements. The Pledge Agreement is effective to create in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and, when (a) stock certificates and instruments, accompanied by stock powers and instruments of transfer undated and endorsed in blank, representing Collateral are delivered to the Collateral Agent and (b) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3.21 hereto, the Pledge Agreement shall constitute a fully perfected security interest in, all right, title and interest of the pledgor in such Collateral, in each case, subject to no Liens other than Liens permitted under clauses (i), (iv), (x) or (xvi) of Section 6.02.

SECTION 3.22.         Licenses; Accreditations. As of the Effective Date, all the Hospitals are listed on Schedule 3.22. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries has all necessary licenses, permits, franchises, certificates of need, rights to participate in, or the benefit of valid agreements to participate in Medicare, Medicaid and other material Third-Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow. No less than 75% of the Hospitals are accredited by JCAHO. Each Hospital is licensed as an acute care hospital by such other Accreditation Bodies having jurisdiction over it. Except as in the aggregate could not reasonably be expected to affect 25% or more of all Hospitals and could not reasonably be expected to result in a Material Adverse Effect, there are no deficiencies in any services provided at any Hospital that would prevent the extension of any accreditation by JCAHO or other applicable Accreditation Body as an acute care hospital. With respect to such Hospitals eligible for accreditation by JCAHO, the Loan Parties are taking all reasonable steps necessary or advisable to obtain such accreditation promptly and, in any event, within twelve months after the loss or failure to obtain such accreditation. Except as in the aggregate could not be reasonably expected to have a Material Adverse Effect: (a) there are no rate appeals currently pending before any Governmental Authority with respect to any Hospital; (b) there are no recoupment claims made or contests pending or threatened as a result of any audits by any Third-Party Payor Programs and no open or unsettled cost reports for which any Loan Party is financially responsible or has not been indemnified with respect to any Hospital; and (c) there are no material claims or assertions made in any utilization review that any of the practices or procedures used at any Hospital are improper or inappropriate.

ARTICLE IV

CONDITIONS

SECTION 4.01.         Effective Date. The obligations of the Lenders to make Loans, and the obligation of each Issuing Bank to issue Letters of Credit, in each case, on the Effective Date are subject, at the time of the making of such Loans or the issuance of such Letters of Credit, to satisfaction of the following conditions on or prior to the Effective Date:

(a)          The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of an executed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          The Administrative Agent shall have received (i) counterparts of the Guarantee Agreement signed on behalf of each Subsidiary party thereto and (ii) counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of each Loan Party.

(c)          The Administrative Agent shall have received from Borrower a Closing Certificate, dated the Effective Date and signed on behalf of Borrower by a Financial Officer of Borrower.

(d)          The Administrative Agent shall have received, subject to Section 5.16, such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Financing Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Financing Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(e)          The Administrative Agent shall have received from White & Case LLP, counsel to Borrower, an opinion addressed to each Agent and the Lenders and dated the Effective Date substantially in the form of Exhibit J covering Borrower and each other Loan Party organized in the state of Delaware.

(f)          All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents to occur on or prior to the Effective Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(g)          The representations and warranties set forth in Article III and in the other Loan Documents that are made as of the Effective Date shall be true and correct with the same effect as if then made.

(h)          At the time of and immediately after the Borrowings and issuances of Letters of Credit to be made on the Effective Date and the consummation of the Financing Transactions, no Default shall have occurred and be continuing.

(i)          The Administrative Agent shall have received a certificate of the Chief Financial Officer of Borrower substantially in the form of Exhibit K confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the Financing Transactions.

(j)          The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been repaid in full (or satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated, and all related guarantees and security interests shall have been terminated (or provisions reasonably satisfactory to the Administrative Agent shall have been made for their termination).

(k)          There shall be no litigation, administrative or regulatory proceeding that could reasonably be expected to have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated hereby. The amount and nature of any regulatory-based, environmental, employee, health and safety liabilities to which Borrower and its Subsidiaries may be subject after giving effect to the Financing Transactions (other than those liabilities of general applicability to persons in the business in which Borrower is engaged) shall not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)          The Administrative Agent and the Lead Arrangers shall have received all Fees payable to the Administrative Agent, the Lead Arrangers or any Lender on or prior to the Effective Date under the Agency Fee Letter and the Engagement Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(m)          The Administrative Agent shall have received counterparts of the Pledge Agreement signed by each Loan Party, in each case, together with the following in form and substance satisfactory to the Administrative Agent:

(A)         except as contemplated in Section 5.16, certificates representing all Pledged Securities, together with executed and undated stock powers and/or assignments in blank;

(B)         instruments representing all intercompany Indebtedness owed to any Loan Party in excess of $10,000,000 in the aggregate (which for the avoidance of doubt shall not include any intercompany Indebtedness from intercompany cash management agreements), together with executed and undated instruments of assignment endorsed in blank;

(C)         appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable) the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Collateral Agent’s sole discretion, to grant to the Collateral Agent a perfected first priority Lien on such Collateral;

(D)         UCC search reports listing all effective financing statements or comparable documents which name any Loan Party as debtor and which are filed in those jurisdictions in which, any Loan Party is organized and the jurisdictions in which any applicable Loan Party’s principal place of business is located in the United States, together with copies of such existing financing statements, none of which shall encumber the Collateral and which shall evidence no Liens other than Permitted Liens; and

(E)         evidence that all other actions reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interest created by the Pledge Agreements have been taken.

(n)          The Administrative Agent shall have received subordination agreements in form and substance satisfactory to it covering all intercompany notes not subordinated by their terms in form and substance satisfactory to the Administrative Agent or other obligations owed by a Loan Party to any Non-Loan Party.

(o)          The Administrative Agent shall have received evidence and be satisfied that the insurance required by Section 5.04 and the Pledge Agreements is in effect in form and substance satisfactory to the Administrative Agent.

SECTION 4.02.         Conditions to Each Credit Event. The agreement of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (each such event, a “Credit Event”) (excluding continuations and conversions of Loans) requested to be made by it on any date is subject to the satisfaction of the following conditions:

(a)          The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02 or 2.03, as applicable.

(b)          The representations and warranties set forth in Article III and the other Loan Documents shall be true and correct with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c)          At the time of and immediately after such Credit Event, no Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by Borrower on the date of such Credit Event, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders, by Cash Collateralization or back stopped by letters of credit or a combination thereof on terms reasonably satisfactory to the Issuing Bank or Swingline Lender, as applicable.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees with the Lenders that on and after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed:

SECTION 5.01.         Financial Information, Reports, Notices, etc. Borrower shall furnish, or shall cause to be furnished, to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees hereby to so deliver) copies of the following financial statements, reports, notices and information:

(a)          within the earlier of (i) five Business Days following the date such information is required to be filed with the SEC and (ii) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower, a consolidated unaudited balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated unaudited statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the prior Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Borrower (it being understood and agreed that the delivery of Borrower’s Form 10-Q for such Fiscal Quarter as filed with the SEC, if certified as required in this clause (a), shall satisfy such requirements), together with a certificate from a Financial Officer of Borrower substantially in the form of Exhibit D (a “Compliance Certificate”) containing a computation in reasonable detail of, and showing compliance with, the financial ratio contained in Section 6.12 as of the end of the period to which such Compliance Certificate relates and to the effect that, in making the examination necessary for the signing of such certificate or otherwise, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing in reasonable detail such Default and the steps, if any, being taken to cure, remedy or waive it;

(b)          within the earlier of (i) five Business Days following the date such information is required to be filed with the SEC and (ii) 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audit report for such Fiscal Year for Borrower and its Subsidiaries, including therein a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent by one of the “big four” independent accounting firms or any other independent public accountants of recognized national standing (it being understood and agreed that the delivery of Borrower’s Form 10-K for such Fiscal Year as filed with the SEC, if certified as required in this clause (b), shall satisfy such requirements), together with a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, the financial ratio contained in the Financial Covenant as of the end of the period to which such Compliance Certificate relates and to the effect that, in making the examination necessary for the signing of such certificate or otherwise, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing in reasonable detail such Default and the steps, if any, being taken to cure, remedy or waive it;

(c)          no later than March 31 of each Fiscal Year, a detailed consolidated budget for Borrower and its Subsidiaries by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year;

(d)          promptly upon receipt thereof, a copy of any “management letter” submitted to Borrower by its independent certified public accountants;

(e)          as promptly as possible and in any event within three Business Days after becoming aware of the occurrence of any Default, a statement of a Financial Officer of Borrower describing in reasonable detail such Default and the action which Borrower has taken and proposes to take with respect thereto;

(f)          promptly and in any event within five Business Days after (i) becoming aware of any adverse development with respect to any litigation, action or proceeding that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

(g)          promptly after the sending or filing thereof, copies of all reports which Borrower sends to any of its security holders, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which Borrower or any of its Subsidiaries or any of their officers files with the SEC or any securities exchange or quotation system (provided that any such report on Form 8-K which is filed with and available on the SEC’s EDGAR system shall be deemed delivered to each Lender and the Administrative Agent at the time of filing thereof);

(h)          promptly, after becoming aware of any ERISA Event that could, alone or together with any other ERISA Events that have occurred, reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Loan Party or other ERISA Affiliate have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(i)          promptly after becoming aware thereof, notice of any other development that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(j)          such other information respecting the condition or operations, financial or otherwise, of Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Financial statements required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered on the date on which Borrower provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such financial statements are included in its annual report on Form 10-K or Form 10-Q, as the case may be, as filed with the SEC, and such report has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website) and accessible by the Lenders without charge.

SECTION 5.02.         Compliance with Laws, etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws, ERISA, OFAC, FCPA and the Patriot Act, each as amended), except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):

(a)          the maintenance and preservation of such Loan Party’s and its Subsidiaries’ existence and their qualification as a foreign corporation or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity); provided that no Loan Party (other than the Borrower) or any of its Subsidiaries shall be required to preserve any such existence or qualification if such Loan Party determines in good faith that the preservation thereof is no longer needed in the normal conduct of the business of such Loan Party or Subsidiary, and that the loss thereof is not disadvantageous in any material respect to such Loan Party or Subsidiary, and

(b)          the payment, before the same become delinquent, of all material taxes, assessments and governmental charges imposed upon them or upon their property except as permitted under Section 5.14.

SECTION 5.03.         Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties and assets, to the extent reasonably necessary to the normal conduct of the business of that Loan Party or its Subsidiaries, in good repair, working order and condition, ordinary wear and tear excepted, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except where failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03 shall prevent any Loan Party or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if the preservation thereof is no longer, in the good faith and reasonable commercial judgment of such Loan Party, needed in the normal conduct of its or their business and that the loss thereof is not disadvantageous in any material respect to such that Loan Party or its Subsidiary.

SECTION 5.04.         Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained insurance or self-insurance, which shall include coverage provided by a financially sound and responsible insurance company or an Insurance Subsidiary with respect to their properties, to the extent reasonably necessary, taken as a whole, to the normal conduct of the business of Borrower and its Subsidiaries, against such casualties and contingencies and of such types and in such amounts with such deductibles (which may include self-insurance trusts) as is customary in the case of similar businesses of comparable size operating in the same or similar locations (including, without limitation, (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all claims, medical professional liability, contractual liability and druggists’ liability, (iii)  business interruption insurance and (iv) workers’ compensation insurance as may be required by any Requirement of Law), and shall, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of Borrower setting forth the nature and extent of all insurance or self-insurance maintained by the Loan Parties and their Subsidiaries in accordance with this Section 5.04.

SECTION 5.05.         Books and Records; Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its authorized representatives, at reasonable times during business hours and intervals and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers and, in the presence of an Authorized Officer (or his or her designee) independent public accountant, and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other corporate or partnership records (in each case excluding non-financial trade secret or other information, patient medical records and other material to the extent confidential under applicable laws); provided that with respect to any visit, discussion or examination, prior to the occurrence and continuation of an Event of Default, only one such visit, discussion and examination shall be made by the Administrative Agent (and its representatives) at Borrower’s expense.

SECTION 5.06.         Environmental Covenant. Each Loan Party shall, and shall cause each of its Subsidiaries to:

(a)          use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(b)          promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(c)          in the event of the presence of any Hazardous Material on, at, under or emanating from any Property owned, leased or operated by any Loan Party which is in violation of any Environmental Law or which could reasonably be expected to have Environmental Liability which violation or Environmental Liability, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, each applicable Loan Party and its Subsidiaries, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep the Administrative Agent informed of their actions; and

(d)          provide such information and certifications that the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

SECTION 5.07.         Information Regarding Collateral.

(a)          Each Loan Party shall furnish to the Administrative Agent prompt written notice of any change (i) in such Loan Party’s legal name, (ii) in any Loan Party’s identity or corporate structure or Federal Taxpayer Identification Number or (iii) in any Loan Party’s jurisdiction of organization. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Administrative Agent thirty (30) days’ prior written notice and (ii) all filings shall have been made under the UCC or otherwise that are required in order for the Collateral Agent for the benefit of the Secured Parties to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)          Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (b) of Section 5.01, Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer confirming that there has been no change in the Collateral since the Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.07 (except as shall have previously been disclosed to the Administrative Agent in accordance herewith) and (ii) certifying that all UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office to the extent necessary to protect and perfect the security interests under the Pledge Agreements for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.08.         Existence; Conduct of Business. Each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary to the normal conduct of the business of Borrower and its Subsidiaries, taken as a whole, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that no Loan Party or any of its Subsidiaries shall be required to maintain any such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names if such Loan Party determines in good faith that the preservation thereof is no longer needed in the normal conduct of the business of such Loan Party or Subsidiary, and that the loss thereof is not disadvantageous in any material respect to such Loan Party or Subsidiary; provided, further, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.09.         Performance of Obligations. Each Loan Party shall, and shall cause its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.         Pledge of Additional Collateral. Within 30 days (or such longer time period as may be acceptable to the Collateral Agent) after the acquisition of assets of the type that would have constituted Collateral on the Effective Date pursuant to the Pledge Agreements (the “Additional Collateral”), each appropriate Loan Party shall, and shall cause its Subsidiaries to, take all necessary action (if any), including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the Guarantee Agreement and the Pledge Agreement, or in the case of the Equity Interests of a “first tier” Non-U.S. Subsidiary (other than any Insurance Subsidiary), entering into a Pledge Agreement providing for the relevant Loan Party or Subsidiary to create an enforceable and perfected security interest in 65% of the Equity Interests in such Subsidiary, to grant to the Collateral Agent for its benefit and the benefit of the Secured Parties a perfected first priority Lien in such Collateral pursuant to and to the full extent required by the Pledge Agreement and this Agreement (including, without limitation, satisfaction of the conditions set forth in paragraphs (m), (n) and (o) of Section 4.01 and, upon the reasonable request of the Collateral Agent, an opinion of counsel with respect thereto as set forth in paragraph (e) of Section 4.01).

SECTION 5.11.         Further Assurances. Each Loan Party shall, and shall cause its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions of the type required by this Article V and each Pledge Agreement (including the filing and recording of financing statements and other documents and the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to carry out the terms and conditions of the Loan Document or to grant, preserve, protect or perfect the Liens created by the Pledge Agreements or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request (but, except during the continuance of an Event of Default, not more than once a year), evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Pledge Agreements.

SECTION 5.12.         Use of Proceeds. Borrower covenants and agrees that (i) the proceeds of the Term Loan Borrowings and Revolving Credit Borrowings made on the Effective Date shall be used by Borrower to refinance in full the Existing Credit Agreement and to pay related fees and expenses related thereto and (ii) the proceeds of all Revolving Credit Borrowings made after the Effective Date shall be used for general corporate purposes (including financing Permitted Acquisitions).

SECTION 5.13.         Payment of Taxes. Each Loan Party shall, and shall cause its Subsidiaries to, timely pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any Properties of such Loan Party or Subsidiary or cause a failure or forfeiture of title thereto; provided that neither such Loan Party nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP. Each Loan Party shall, and shall cause its Subsidiaries to, timely file all material tax returns required to be filed by it.

SECTION 5.14.  Guarantees. In the event that any Domestic Subsidiary existing on the Effective Date has not previously executed the Guarantee Agreement or in the event that any Person becomes a direct or indirect Domestic Subsidiary (whether or not wholly-owned) after the Effective Date, Borrower shall cause such Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement and deliver to the Collateral Agent a counterpart of the applicable Pledge Agreements and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Section 4.01(m)) as may be necessary under applicable law to create in favor of the Collateral Agent, for the benefit itself and of the Secured Parties, a valid and perfected first priority Lien on all of the Property and assets of such Subsidiary described in the applicable forms of the Pledge Agreements if and to the extent necessary in order to ensure that as of the Effective Date, upon any merger permitted by Section 6.03, within 30 days (or such longer time period as may be acceptable to the Collateral Agent) after consummation of any Permitted Acquisition in excess of $50,000,000, and otherwise on and as of the tenth Business Day after each Fiscal Quarter, the consolidated assets of the Loan Parties (determined in accordance with GAAP) shall comprise at least 75% of the Consolidated Total Assets. Notwithstanding the foregoing (or anything in any other Loan Document to the contrary), Borrower may request from time to time that a Subsidiary Loan Party be released from its obligations under the Guarantee Agreement and the applicable Pledge Agreement (and the Agent shall promptly execute such documentation evidencing such release as may be reasonably requested by Borrower and the Lenders hereby authorize each Agent to do so), and upon such request the Administrative Agent and Collateral Agent shall release, so long as after giving effect to such release, the consolidated assets of the remaining Loan Parties (determined in accordance with GAAP) comprise at least 75% of Consolidated Total Assets and, if such release is in connection with an Asset Sale, such Asset Sale is permitted pursuant to Section 6.05 and the Net Proceeds thereof are applied as and to the extent required pursuant to Section 2.05(c)(ii). At no time shall the Loan Parties permit the consolidated assets of Domestic Subsidiaries and Non-U.S. Subsidiaries of Borrower that are not Loan Parties (determined in accordance with GAAP) to comprise more than 25% of the Consolidated Total Assets. In addition, at no time shall the Loan Parties permit Subsidiaries of Borrower the Equity Interests of which are not pledged to the Collateral Agent for the benefit of the Lenders to comprise more than 25% of the Equity Interests of the Consolidated Total Assets.

SECTION 5.15.         Subordination of Intercompany Loans Each Loan Party covenants and agrees that (a) any existing and future debt obligation of any Loan Party to any Non-Loan Party (other than any Insurance Subsidiary) shall be subordinated to the Secured Obligations to at least the same extent as the intercompany notes and subordinated agreements delivered pursuant to Section 4.01(n), and (b) any existing and future debt obligation of any Non-Loan Party (other than any Insurance Subsidiary) to any Loan Party that individually or in the aggregate exceeds $10,000,000 shall be evidenced by an intercompany note in form and substance reasonably satisfactory to the Administrative Agent and made subject to the Pledge Agreements to the extent required hereby and thereby. For the avoidance of doubt, for purposes of this Section 5.15 only, intercompany liabilities arising solely under unsecured and non-Guaranteed intercompany cash management agreements shall not be deemed debt obligations.

SECTION 5.16.         Post-Closing Covenants. The Borrower shall, and shall cause each Subsidiary to, comply with the terms and conditions set forth on Schedule 5.16.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party hereby covenants and agrees with the Lenders that on and after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed:

SECTION 6.01.         Indebtedness; Certain Equity Securities.

(a)          The Loan Parties shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness or enter into any Hedging Agreement, except:

(i)        Indebtedness incurred and outstanding under the Loan Documents (including, without limitation, under any Incremental Facility Amendment or Extension Amendment) and any refinancing of any portion thereof using the proceeds of Indebtedness qualifying as a Permitted Refinancing;

(ii)       Indebtedness to Remain Outstanding and any Permitted Refinancing thereof;

(iii)      (x) Indebtedness of any Loan Party owed to any other Loan Party or to any Non-Loan Party, (y) Indebtedness of any Non-Loan Party owed to any other Non-Loan Party, and (z) Indebtedness of any Non-Loan Party owed to any Loan Party in an aggregate principal amount outstanding at any time not to exceed, when taken together with investments then outstanding pursuant to Section 6.04(xiv) and (xv) and Guarantees then outstanding pursuant to clause (iv)(z) below, 25% of Consolidated Total Assets at the time of incurrence;

(iv)      (x) Guarantees by any Loan Party of Indebtedness of any other Loan Party, (y) Guarantees by any Non-Loan Party of Indebtedness of any Loan Party or any other Non-Loan Party, and (z) Guarantees by any Loan Party of Indebtedness of any Non-Loan Party so that aggregate outstanding principal amount guaranteed thereunder at any time does not exceed, when taken together with the aggregate amount of investments then outstanding pursuant to Section 6.04(xiv) and (xv) and the aggregate principal amount of Indebtedness then outstanding incurred pursuant to clause (iii)(z) above, an amount equal to 25% of Consolidated Total Assets at the time of incurrence, in each case under this clause (iv), to the extent such Indebtedness was permitted to be incurred hereunder, and if such Indebtedness is subordinated in right of payment to the Secured Obligations under the Loan Documents, such Guarantee is at least as subordinated in right of payment to the Secured Obligations;

(v)       Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(vi)      Indebtedness of Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed the greater of $250,000,000 and 5.5% of the Consolidated Total Assets at the time of incurrence as of the last day of the most recent Fiscal Quarter or, as applicable, Fiscal Year for which financial statements have been delivered in accordance with Section 5.01;

(vii)     Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(viii)    Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person, including any Insurance Subsidiary, providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance (including medical malpractice, other professional and general liability insurance) to Borrower or any Subsidiary pursuant to reimbursement or indemnification obligations to such Person;

(ix)       Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x)        Indebtedness arising from agreements of Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xi)       Indebtedness of a Person existing at the time such Person becomes a Subsidiary of Borrower in connection with a Permitted Acquisition in an aggregate principal amount not to exceed, together with any Permitted Refinancing referred to below, $100,000,000, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary; provided that (x) no Default shall have occurred or be continuing or would result therefrom and (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if such acquisition was consummated and such indebtedness was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), Borrower would be in compliance with the Financial Covenant, and any Permitted Refinancing of any such Indebtedness;

(xii)      unsecured Indebtedness; provided that on the date of incurrence thereof, (x) no Default shall have occurred or be continuing or would result therefrom and (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if such Indebtedness was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), Borrower’s Total Leverage Ratio would be at least 0.25:1.00 less than the maximum permitted Total Leverage Ratio under the then applicable Financial Covenant, and any Permitted Refinancing of any such unsecured Indebtedness; provided further that any such unsecured Indebtedness at Non-Loan Parties shall not exceed in an aggregate principal amount $75,000,000 at the time of incurrence.

(xiii)     Indebtedness pursuant to any Permitted Receivables Transaction;

(xiv)     Incremental Substitute Indebtedness; and

(xv)      Indebtedness in respect of Secured Cash Management Agreements and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts incurred in the ordinary course of business.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

(b)          The Loan Parties shall not, and shall not permit any of its Subsidiaries to issue any Preferred Stock or other preferred Equity Interest which (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise before the then applicable Term Loan Maturity Date, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Preferred Stock or any other preferred Equity Interest described in this paragraph.

SECTION 6.02.         Liens. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(i)          Liens in favor of the Collateral Agent on behalf of the Secured Parties;

(ii)         Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent beyond 90 days or being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor to the extent required under GAAP;

(iii)         Liens existing on the Effective Date and identified on Schedule 3.20(c);

(iv)         Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor to the extent required under GAAP;

(v)          Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Section 6.01(a)(vi) covering only the assets acquired or improved with such Indebtedness;

(vi)         Liens which secure obligations under Indebtedness owed to a Loan Party and incurred pursuant to Section 6.01(a)(iii) or Guarantees owed to a Loan Party and incurred pursuant to Section 6.01(a)(iv);

(vii)        Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (iii) and (v) of this Section 6.02; provided that any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced;

(viii)      (A) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (1) secure Indebtedness or (2) individually or in the aggregate materially impair the value of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of Borrower and any Subsidiary at such real property and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(ix)         Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any Subsidiary is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

(x)          Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement;

(xi)         Liens in the form of licenses, leases or subleases granted or created by Borrower or any Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto; provided that any such Lien shall not extend to or cover any assets of Borrower or any Subsidiary that is not the subject of any such license, lease or sublease;

(xii)        Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable;

(xiii)      pledges or deposits in connection with workers’ compensation, unemployment insurance or other social security legislation or in connection with self-retention or self-insurance including with respect to general liability, medical malpractice, professional liability, or property liability;

(xiv)        other Liens that secure Indebtedness in an aggregate principal amount not to exceed $75,000,000;

(xv)         Liens pursuant to Permitted Receivables Transactions incurred in accordance with Section 6.01(a)(xiii), including Liens on the assets of any Securitization Subsidiary created pursuant to any such Permitted Receivables Transaction and Liens incurred by Borrower and the Subsidiaries on Receivables to secure obligations owing by them in respect of any such Permitted Receivables Transaction;

(xvi)        Liens on the Collateral securing any Permitted Refinancing permitted by Section 6.01(a)(i) or any Indebtedness permitted by Section 6.01(a)(xiv) so long as the holders of such Indebtedness, or a trustee or agent acting on their behalf, are parties to the Second Lien Intercreditor Agreement or the First Lien Intercreditor Agreement;

(xvii)      Liens that secure Indebtedness permitted by Section 6.01(a)(xv); and

(xviii)     Liens that secure Hedging Agreements permitted by Section 6.01(a)(vii).

In addition to the foregoing limitations, in no event shall any Lien (other than Liens under clauses (ii), (iv) and (x) of this Section 6.02 so long as the holder of such Lien has not commenced the exercise of remedies and clause (xvi)) be permitted to exist, directly or indirectly, on any Collateral other than Liens in favor of the Collateral Agent on behalf of the Secured Parties.

SECTION 6.03.         Fundamental Changes; Line of Business.

(a)          The Loan Parties shall not, and shall not permit any of their Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any wholly-owned Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving corporation, (ii) any wholly-owned Subsidiary may merge with or consolidate into any wholly-owned Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party (if it would be required to be so pursuant to Section 5.14), (iii) any Permitted Acquisition may be consummated so long as the surviving person is Borrower or a Subsidiary Loan Party (if it would be required to be so pursuant to Section 5.14); provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Pledge Agreements and otherwise comply with the provisions of Sections 5.11, 5.12 and 5.14, in each case on the terms set forth therein and to the extent applicable and (iv) any Non-Loan Party may merge with or consolidate into any other Non-Loan Party.

(b)          Notwithstanding the provisions of clause (a), any Loan Party may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party (provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Pledge Agreements and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case on the terms set forth therein and to the extent applicable), and any Non-Loan Party may dispose of assets to any other Non-Loan Party.

(c)          The Loan Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Effective Date and businesses reasonably related thereto.

(d)          Borrower shall not engage in any business activities or have any properties or liabilities other than (i) its direct ownership of the Equity Interests of its Subsidiaries, (ii) obligations under the Loan Documents and (iii) activities and properties incidental to the foregoing clauses (i) and (ii).

SECTION 6.04.         Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or provide other credit support for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except:

(i)          cash and Permitted Investments;

(ii)         Investments existing on the Effective Date (or in respect of which a binding commitment to make such investment exists on the Effective Date) and set forth on Schedule 6.04;

(iii)       Investments by or among any Loan Parties in any Loan Party; provided that any such Investment held by a Loan Party shall be pledged pursuant to a Pledge Agreement, other than Equity Interests of Borrower to be used in connection with the exercise or conversion of Permitted Convertible Debt;

(iv)        Investments by Non-Loan Parties in Non-Loan Parties and Investments by Non-Loan Parties in Loan Parties;

(v)         Investments constituting Indebtedness permitted by clauses (x) and (y) of Section 6.01(a)(iii) (subject in each case to the provisions of Section 5.17);

(vi)        Guarantees constituting Indebtedness permitted by clauses of (x) and (y) Section 6.01(a)(iv);

(vii)       Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(viii)      loans and advances to employees of Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not prohibited by Sarbanes-Oxley;

(ix)         Permitted Acquisitions;

(x)          extensions of trade credit in the ordinary course of business;

(xi)         Investments directly or indirectly constituting or resulting from guaranties of physician income, provided that any cash payment by Borrower or any Subsidiary with respect to such Investment is treated as an expense for accounting purposes;

(xii)        Investments consisting of the purchase of any of the minority Equity Interests of any third party investor in a Subsidiary of Borrower which, to the extent required pursuant to Section 5.14, becomes a guarantor pursuant to the Guarantee Agreement within 30 days thereafter (or such longer time period as may be acceptable to the Collateral Agent), unless on the date of any such proposed Investment or after giving effect thereto, an Event of Default shall have occurred and be continuing;

(xiii)      deposits made by Borrower or any Subsidiary in connection with self-retention or self-insurance (including with respect to general liabilities, medical malpractice, professional liabilities, property or workers’ compensation liabilities);

(xiv)      other Investments by Borrower or its Subsidiaries not to exceed the greater of (a) $215,000,000 or (b) an amount equal to 5% of Consolidated Total Assets at the time of incurrence; provided that, at any time, the principal amount as of that time of Investments made in reliance on this clause (xiv) and clause (xv), when taken together with Indebtedness and Guarantees then outstanding pursuant to Section 6.01(a)(iii)(z) and (a)(iv)(z), may not in the aggregate exceed an amount equal to 25% of Consolidated Total Assets at such time;

(xv)        Investments consisting of Equity Interests in Subsidiaries of Borrower that are not Loan Parties not to exceed, when taken together with Indebtedness then outstanding pursuant to Section 6.01(a)(iii)(z) and Guarantees then outstanding pursuant to Section 6.01(a)(iv)(z), 25% of Consolidated Total Assets less the amount of investments outstanding under clause (xiv) above; provided that Investments made in reliance on this clause (xv) and (xiv) may not in the aggregate exceed 25% of Consolidated Total Assets at the time of incurrence;

(xvi)       Investments consisting of cash deposits in trust to the extent part of Approved Like-Kind Exchanges permitted by Section 6.05(x);

(xvii)      Investments consisting of ESOP Loans not to exceed $25,000,000 at any time outstanding;

(xviii)     Investments in a convertible bond hedging transaction (a “Bond Hedge”) comprised of over-the-counter call options purchased from one or more financial institutions (the “Bond Hedge Counterparties”) substantially concurrently with the issuance of Permitted Convertible Debt to be hedged thereby and relating to a number of shares of Borrower common stock not to exceed the number of shares of Borrower common stock underlying such Permitted Convertible Debt; and

(xix)       so long as no Default shall have occurred and be continuing, other Investments the principal aggregate amount of which at any time does not exceed the Available Amount that is Not Otherwise Applied as of that time.

SECTION 6.05.         Asset Sales. The Loan Parties shall not, and shall not permit any of their Subsidiaries to sell, transfer, lease or otherwise dispose of any asset (including any income or revenues (including accounts receivable) or rights in respect thereof), including any Equity Interest owned by them, nor will any Loan Party permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(i)          sales of inventory or sales, transfers and dispositions of used, surplus, obsolete, outdated, inefficient or worn out equipment and other property in the ordinary course of business;

(ii)         sales, transfers and dispositions to any Loan Party;

(iii)        the lease or sublease of Real Property in the ordinary course of business and not constituting a sale and leaseback transaction;

(iv)        sales of Permitted Investments on ordinary business terms;

(v)         Liens permitted by Section 6.02 and Investments permitted under Section 6.04;

(vi)        sales, transfers and dispositions by any Non-Loan Party to any Non-Loan Party;

(vii)       sales, transfers and dispositions by any Loan Party to any Non-Loan Party, provided that after giving effect thereto the consolidated assets of Non-Loan Parties taken as a whole (determined in accordance with GAAP) do not comprise more than 25% of Consolidated Total Assets;

(viii)      sales, transfers and dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(ix)         leases in the ordinary course of business of equipment and machinery deemed in good faith to be temporarily surplus;

(x)          Approved Like-Kind Exchanges;

(xi)         sales, transfers and dispositions of Equity Interests of Borrower in connection with the exercise or conversion of Permitted Convertible Debt and the Warrants;

(xii)        issuances of Equity Interests by any Non-Loan Party or sales, transfers or dispositions of Equity Interests in any Non-Loan Party;

(xiii)      sales, transfers, dispositions and issuances of Equity Interests in any Subsidiary Loan Party; provided that after giving effect to any such sale, transfer, disposition or issuance (x) Borrower shall beneficially own not less than the majority of the Equity Interests of such Loan Party and (y)(A) Non-Loan Parties together with all other non-wholly owned Subsidiaries of Borrower shall not comprise in the aggregate more than 40% of the Consolidated Total Assets or (B) Non-Loan Parties shall not comprise in the aggregate more than 25% of the Consolidated Total Assets;

(xiv)      (i) termination of leases in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or litigation claims in the ordinary course of business;

(xv)       sales of non-core assets acquired in connection with a Permitted Acquisition which are designated in writing by a Responsible Officer of Borrower to the Administrative Agent as being held for sale and not for its continued operation; provided that such sales shall be consummated within 365 days of such Permitted Acquisition; and

(xvi)      sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary unless constituting a disposition of substantially all such Equity Interests) not otherwise permitted under this Section 6.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (xvi) shall not, in the aggregate, exceed $600,000,000 in the aggregate since the Effective Date; provided, further, that all such sales, transfers and other dispositions permitted by this clause shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06.         Sale and Leaseback Transactions. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred unless (i) the sale of such Property is permitted by Section 6.05, (ii) any Lien arising in connection with the use of such Property by any Loan Party or a Subsidiary is permitted by Section 6.02, and (iii) such arrangement is entered into on a temporary basis to the extent part of a proposed Approved Like-Kind Exchange Transaction permitted by Section 6.05(x).

SECTION 6.07.         Restricted Payments. The Loan Parties shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)          Subsidiaries of Borrower may declare and pay (x) dividends ratably with respect to their Equity Interests or, if not ratably, then in accordance with the priorities set forth in the respective organizational documents for, or agreements among holders of the Equity Interests in, such Subsidiaries or (y) additional shares of the same class of shares as the dividend being paid to the extent such payment complies with Section 6.01(b);

(ii)         Borrower may pay dividends consisting solely of shares of its common stock or additional shares of the same class of shares as the dividend being paid;

(iii)        so long as no Default shall have occurred and be continuing, Borrower may purchase, redeem or acquire any of its Equity Interests or Equity Rights from any of its or its Subsidiaries’ present or former officers, employees, directors, members of management, managers or consultants (or any immediate family member thereof) upon the death, disability or termination of employment of such person, so long as the aggregate principal amount of payments under this clause (iii) shall not exceed $50,000,000 in the aggregate since the Effective Date;

(iv)        Borrower may net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto and to settle employers’ and directors’ federal, state and income tax liabilities (if any) related thereto;

(v)         Restricted Payments consisting of Permitted Refinancings permitted pursuant to Section 6.01(a)(ii);

(vi)        Restricted Payments to the extent permitted pursuant to Section 6.10(b);

(vii)       the redemption, repurchase, acquisition or retirement of Equity Interest of any Subsidiary to the extent permitted pursuant to Section 6.04(iii), (iv), (xii) or (xv);

(viii)      the redemption, repurchase, acquisition or retirement of the Existing Convertible Debentures and the Existing Convertible Notes;

(ix)         Restricted Payments consisting of the purchase of common stock of Borrower in an amount not to exceed the aggregate principal amount of Existing Convertible Debentures and Existing Convertible Notes converted into common stock of Borrower; provided that such Restricted Payments are made within one year of such conversion and are funded solely with the proceeds of Permitted Subordinated Indebtedness (which may include Incremental Substitute Indebtedness to the extent satisfying the requirements of Permitted Subordinated Indebtedness), or Indebtedness which would qualify as Permitted Refinancing if such funding occurred substantially concurrently with each such conversion;

(x)          so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments the aggregate amount of which does not exceed at any time the Available Amount that is Not Otherwise Applied as of such time;

(xi)         the issuance and sale to the Bond Hedge Counterparties, substantially concurrently with the issuance of any related Permitted Convertible Debt, of warrants (“Warrants”) relating to a number of shares of Borrower common stock not to exceed the number of shares of Borrower common stock underlying such Permitted Convertible Debt; provided, that the exercise or settlement of the Warrants shall be satisfied solely in shares of Borrower common stock (or the type consideration received by holders of Borrower common stock in any merger, amalgamation, consolidation, binding share exchange, reclassification, recapitalization, takeover, tender offer, nationalization or insolvency in which common stock of Borrower is converted into, is exchanged for or constitutes the right to receive cash, securities other than common stock of Borrower or other property);

(xii)        the performance by Borrower of its obligations under the Warrants (including, but not limited to, settlement thereof as contemplated by clause (xi) above); and

(xiii)       Restricted Payments not otherwise permitted by this Section 6.07 in an aggregate principal amount not to exceed $300,000,000 (which amount shall increase to $500,000,000 if the Total Leverage Ratio is less than 3.0:1.0 as of the most recent Fiscal Quarter or Fiscal Year, as applicable, for which financial statements and the related Compliance Certificate required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) have been received by the Administrative Agent).

SECTION 6.08.         Transactions with Affiliates. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, unless such transactions are in the ordinary course of such Person’s business and are at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained at the time in comparable arm’s-length transactions from unrelated third parties, except:

(i)          transactions between or among the Loan Parties not involving any other Affiliate, and transactions among Subsidiaries not involving any Loan Party;

(ii)         any Restricted Payment permitted by Section 6.07;

(iii)        fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Borrower or any Subsidiary as determined in good faith by the board of directors of Borrower; and

(iv)         loans and advances to employees of any Loan Party permitted by Section 6.04(viii).

SECTION 6.09.         Restrictive Agreements. The Loan Parties shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its Property or assets securing any of the Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any class of its Equity Interests or the ability of any wholly-owned Subsidiary to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary or to transfer property to Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to:

(i)          conditions imposed by law or by any Loan Document;

(ii)         clause (a) shall not apply to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

(iii)        restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.09 and identified on Schedule 6.09 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition);

(iv)        restrictions contained in any Subordinated Debt Document so long as permitted pursuant to the definition of “Permitted Subordinated Indebtedness” or, as applicable, “Incremental Substitute Indebtedness”;

(v)         any agreement in effect at the time any Person becomes a Subsidiary of Borrower; provided that such agreement was not entered into in connection with, or in contemplation of, such Person becoming a Subsidiary;

(vi)        customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale so long as such restrictions and conditions apply only to the Subsidiary that is to be sold or whose assets are to be sold and such sale is otherwise permitted hereunder;

(vii)       clause (a) shall not apply to Indebtedness of Non-Loan Parties permitted by Section 6.01(a)(iii) so long as such Indebtedness does not restrict any Lien securing any of the Secured Obligations hereunder or under the Loan Documents;

(viii)      clause (b) shall not apply to Indebtedness of Non-Loan Parties permitted by Section 6.01(a)(iii) which restrictions only apply to such Non-Loan Parties and such encumbrances or restrictions will not materially affect Borrower’s ability to make any principal or interest payment on the Loans;

(ix)         clause (a) shall not apply to customary provisions in leases and service contracts in the ordinary course of business between Borrower or any of its Subsidiaries, on the one hand, and their customers, on the other hand, and other contracts restricting the assignment thereof;

(x)          clause (b) shall not apply to provisions with respect to the payment of dividends or other distributions by Non-Loan Parties or other non-wholly owned Subsidiaries of the Borrower set forth in the respective organizational documents for, or agreements among holders of the Equity Interests in, such Non-Loan Parties or other non-wholly owned Subsidiaries;

(xi)         restrictions with respect to Insurance Subsidiaries or with respect to the shares thereof, in each case in connection with the operation of any Insurance Subsidiary; and

(xii)        customary restrictions contained in any Permitted Refinancing or any other Indebtedness permitted to be incurred under Section 6.01 so long as in each case such Indebtedness does not restrict any Lien securing any of the Secured Obligations hereunder or under the Loan Documents.

SECTION 6.10.         Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness.

(a)          The Loan Parties shall not, and shall not permit any Subsidiary to amend or otherwise change or waive (i) any subordination provision (or any definition related to any subordination provision) of any Subordinated Debt Document in any manner, or (ii) the terms of any Organic Document, the terms of any document governing any Indebtedness outstanding as of the Effective Date or the terms (other than those described in the preceding clause (i)) of any Subordinated Debt Document in a manner materially adverse to the Lenders under the Loan Documents.

(b)         The Loan Parties shall not, and shall not permit any Subsidiary to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Subordinated Debt (other than the Existing Convertible Debentures and the Existing Convertible Notes), in each case other than pursuant to any customary registered exchange offer therefor after a private placement thereof, any Permitted Refinancing or any exchange of Equity Interests of Borrower for any such Indebtedness.

SECTION 6.11.         No Other “Designated Senior Indebtedness”. The Loan Parties shall not designate, or permit the designation of, any Indebtedness (other than under or as permitted to rank pari passu with the Secured Obligations pursuant to, this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” (or any equivalent term) under any Subordinated Debt Documents.

SECTION 6.12.         Total Leverage Ratio. The Loan Parties shall not permit the Total Leverage Ratio for any Test Period ending on a date set forth below to exceed the ratio set forth opposite such date:

Date	Ratio
September 30, 2012	5.00:1.00
December 31, 2012	5.00:1.00
March 31, 2013	5.00:1.00
June 30, 2013	5.00:1.00
September 30, 2013	5.00:1.00
December 31, 2013	5.00:1.00
March 31, 2014	5.00:1.00
June 30, 2014	5.00:1.00
September 30, 2014	4.75:1.00
December 31, 2014	4.75:1.00
March 31, 2015	4.75:1.00
June 30, 2015	4.75:1.00
September 30, 2015	4.50:1.00
December 31, 2015	4.50:1.00
March 31, 2016	4.50:1.00
June 30, 2016	4.50:1.00
September 30, 2016	4.25:1.00
December 31, 2016	4.25:1.00
March 31, 2017	4.25:1.00
June 30, 2017	4.25:1.00

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.         Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute (i) an “Event of Default”, if any Loans, LC Disbursements or Letters of Credit are outstanding, and (ii) an “Event of Termination”, if no Loans, LC Disbursements or Letters of Credit are outstanding:

(a)          Borrower shall default

(i)          in the payment when due of any principal of any Loan, (including, without limitation, on any Installment Payment Date) or any reimbursement obligation in respect of any LC Disbursement,

(ii)         in the payment when due of any interest on any Loan and such default shall continue unremedied for a period of five Business Days, or

(iii)        in the payment when due of any Fee described in Section 2.10 or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document and such default shall continue unremedied for a period of five Business Days;

(b)          Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or contained in any written document required to be delivered pursuant to any Loan Document furnished by or on behalf of any Loan Party to any Agent, the Issuing Bank or any Lender is or shall be incorrect in any material respect when made or deemed made;

(c)          Borrower shall default in the due performance and observance of any of its obligations under clause (a) of Section 5.02 (with respect to the maintenance and preservation of Borrower’s corporate existence) or Article VI;

(d)          Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document and such default shall not have been remedied or cured within 30 days after the receipt by Borrower of written notice from the Administrative Agent of such default;

(e)          A default shall occur

(iv)         in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness, or

(v)          in the performance or observance of any material obligation or condition with respect to any Material Indebtedness if the effect of such material default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(f)          Any final judgment or final order (or combination of final judgments and final orders) for the payment of money in an amount at any time equal to or in excess of $50,000,000 individually or in the aggregate (net of any amount (x) covered by insurance by a reputable independent third-party insurer which has not denied liability or (y) covered by a third-party indemnity from a solvent third party financially capable of making such payments which has not denied liability) shall be rendered against Borrower or any of its Subsidiaries and

(vi)         enforcement proceedings shall have been commenced against Borrower or any of its Subsidiaries or any of their respective assets by any creditor upon such judgment or order and not stayed, or

(vii)       such judgment shall not have been satisfied, stayed, vacated, bonded, pending appeal or discharged within 60 days of entry;

(g)          An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(h)          Any Change in Control shall occur;

(i)          Any Loan Party or any of their Subsidiaries (other than an Immaterial Subsidiary) shall

(viii)      become insolvent or generally fail to pay debts as they become due,

(ix)         apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors,

(x)          in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days; provided that any Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent, the Collateral Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents,

(xi)         permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party or any such Subsidiary and, if any such case or proceeding is not commenced by any Loan Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by any Loan Party such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that any Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent, the Collateral Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents, or

(xii)        take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing;

(j)          At any time after its execution and delivery by any Loan Party, the obligations of such Loan Party under its Guarantee Agreement shall cease to be in full force and effect for reason other than in accordance with its terms or any Loan Party shall repudiate in writing its obligations thereunder other than as a result of the discharge of any such Loan Party thereunder in accordance with the terms thereof;

(k)          Any Lien purported to be created under any Pledge Agreements shall fail or cease to be (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Pledge Agreements in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any substantial portion of any Collateral, with the priority required by the applicable Pledge Agreement; and

(l)          The subordination provisions relating to any Permitted Subordinated Indebtedness or Permitted Refinancing thereof (the “Subordination Provisions”) shall fail in any material respect to be enforceable by the Administrative Agent or the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof or Borrower or any Subsidiary Loan Party shall disavow or contest in writing any of the Subordination Provisions.

SECTION 7.02.         Action if Bankruptcy. If any Event of Default described in Section 7.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Secured Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrower and the Borrower shall Cash Collateralize all undrawn Letters of Credit then outstanding.

SECTION 7.03.         Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Secured Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Secured Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, all of which are hereby expressly waived, the Commitments shall terminate and the Issuing Bank may require Borrower to Cash Collateralize all undrawn Letters of Credit then outstanding.

SECTION 7.04.         Action if Event of Termination. Upon the occurrence and continuation of any Event of Termination, the Requisite Lenders may, by notice from the Administrative Agent to Borrower and the Lenders (except if an Event of Termination described in Section 7.01(i) shall have occurred, in which case the Commitments if not theretofore terminated shall, without notice of any kind, automatically terminate) declare their Commitments terminated, and upon such declaration the Lenders shall have no further obligation to make any Loans hereunder. Upon such termination of the Commitments, all accrued fees and expenses under the Loan Documents shall be immediately due and payable.

ARTICLE VIII

THE AGENTS

SECTION 8.01.         The Agents. Citibank, N.A. is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders and Citibank, N.A. accepts such appointments. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto; provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and to promptly distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to Borrower of any Default specified in this Agreement of which it has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by Borrower pursuant to this Agreement as received by it.

None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. No Agent or its Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank; provided that if the retiring Agent shall notify Borrower, the Lenders and the Issuing Bank that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in case of any collateral security held by the retiring Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of any appointment as an Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.

Anything herein to the contrary notwithstanding, if at any time the Requisite Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (v) of the definition thereof, the Requisite Lenders (determined after giving effect to Section 9.08) may by notice to Borrower and such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Requisite Lenders (regardless of whether a replacement Administrative Agent has been appointed).

No Person that obtains the benefits of any Collateral pursuant to a Hedging Agreement and/or Secured Cash Management Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision hereof, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements or Hedging Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person.

So long as any Lender is a Defaulting Lender, such Lender will not be a Cash Management Bank or Hedge Bank with respect to any Secured Cash Management Agreement or Hedging Agreement entered into while such Lender was a Defaulting Lender.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything to the contrary in this Agreement, none of CGMI, MLPFS and Barclays, as Lead Arrangers, nor BANA and Barclays, as Co-Syndication Agents, in such respective capacities, shall have any obligations, duties or responsibilities, or shall incur any liabilities, under this Agreement or any other Loan Document.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold any tax from any amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax and penalties, and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.         Notices.

(a)          Except as set forth in Section 9.18, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

(i)        if to any Loan Party, to Borrower at LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, attention: Jeffrey S. Sherman (telecopy: (615) 372-8575) (email: jeff.sherman@lpnt.net) with a copy to LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, attention: Michael S. Coggin (telecopy: (615) 372-1609), (email: michael.coggin@lpnt.net);

(ii)        if to the Administrative Agent, to it at Citibank, N.A., Global Loans Support Services, Ops III, 1615 Brett Road, New Castle, Delaware 19720, attention: Loan Agency Department (telecopy: (212) 994-0961) with a copy to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, attention: Dina Garthwaite;

(iii)       if to the Issuing Bank, to it at Bank of America, N.A., 1 Fleet Way, Mail Code: PA6-580-02-30, attention: Standby LC Dept, (telephone: (800) 370-7519 (Option 1 for Standbys)); and

(iv)       if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Each Loan Party and Lender agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in Schedule 2.01 hereto.

(b)          Borrower shall forthwith on demand indemnify each Lender against any loss or liability which that Lender incurs (and that Lender shall not be liable to Borrower in any respect) as a consequence of:

(i)        any Person to whom any notice or communication under or in connection with this Agreement is sent by Borrower by telecopy failing to receive that notice or communication (unless caused by that Person’s gross negligence or willful default); or

(ii)       any telecopy communication which reasonably appears to that Lender to have been sent by Borrower having in fact been sent by a Person other than Borrower.

SECTION 9.02.         Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.15, 2.16, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.03.         Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 9.04.         Successors and Assigns.

(a)          Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of the Issuing Bank that issues any Letter of Credit). All covenants, promises and agreements by or on behalf of Borrower, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that:

(i)        except in the case of an assignment to a Lender or a Lender Affiliate, the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed),

(ii)       except (A) in the case of an assignment to a Lender or a Lender Affiliate, (B) in connection with the initial syndication of the Commitments and Loans, or (C) at any time that a Default has occurred and is continuing, Borrower must give its prior written consent to any such assignment of Revolving Credit Commitments and Revolving Loans (which consent shall not be unreasonably withheld or delayed), provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof,

(iii)      except in the case of an assignment to a Lender or a Lender Affiliate, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of the Term Loans, $1,000,000 and increments of $1,000,000 in excess thereof and, in the case of the Revolving Loans, $5,000,000 and increments of $1,000,000 in excess thereof (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as Borrower and the Administrative Agent otherwise agree) (for purposes of the minimum assignment provisions set forth in this clause (iii), multiple concurrent assignments to a lender and its Affiliates shall be aggregated),

(iv)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iv) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments and Loans,

(v)       except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.20 or Section 9.08(e), the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

(vi)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.

Notwithstanding anything herein, no such assignment will be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lenders and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)          By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(i)        such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans and participations in Swingline Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance,

(ii)       except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Borrower or any Subsidiary or the performance or observance by Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto,

(iii)      such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance,

(iv)      such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance,

(v)       such assignee shall independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement,

(vi)      such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto,

(vii)     such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender, and

(viii)    Schedule 2.01 shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto.

(d)          The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements, and participations in Swingline Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.07(d) and absent manifest error, the entries in the Register shall be conclusive and Borrower, the Agents, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of Borrower, the Issuing Bank, the Swingline Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give reasonably prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)           Each Lender may, without the consent of Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that

(i)        such Lender’s obligations under this Agreement shall remain unchanged,

(ii)       such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii)      each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.15 and 2.16 and the provisions of Section 5.01 to the same extent as if they were Lenders and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless such transfer to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed), and

(iv)      Borrower, the Agents, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in Section 9.08(b) that affect such Participant).

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.

Each Lender that sells any participations shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), maintain a register on which such Lender records the names and addresses of each Participant and the principal amount (and related interest amounts) attributable to each Participant from time to time (a “Participant Register”). The entries in a Participant Register shall be conclusive, in the absence of manifest error, and Borrowers, the Administrative Agent and the Lenders shall treat each person listed in the Participant Register as the Participant for all purposes of this Agreement, notwithstanding notice to the contrary. No Lender shall be required to disclose all or any portion of a Participant Register (including the identity of a Participant or any terms of a participation) except to the extent such disclosure is required in connection with a tax audit to demonstrate that any loans are registered debt for U.S. federal income tax purposes.

(g)          Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to Borrower and its Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information designated by Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall execute a confidentiality agreement in form and substance substantially the same as the provisions of Section 9.17.

(h)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to the provisions of Section 9.04(b) concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing the rights of a Lender under this Agreement until the requirements of Section 9.04(b) concerning assignments are fully satisfied. In order to facilitate such a pledge or assignment, Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to Borrower by the assigning Lender hereunder.

(i)           No Loan Party may assign or delegate any of its rights or duties hereunder or under any of the other Loan Documents without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(j)           Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Borrower in compliance with this Section 9.04 and (y) Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (a) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between Borrower and the Administrative Agent (or other applicable agent managing such auction) or (b) open market purchases; provided that:

(i)        no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii)       any Loans acquired by Borrower shall be retired and cancelled promptly upon the acquisition thereof;

(iii)      Borrower is in compliance on a pro forma basis with the Financial Covenant;

(iv)      Borrower represents and warrants as of the date of any assignment that neither it nor any of its Subsidiaries has any material non-public information; and

(v)       no Borrowing under the Revolving Credit Commitments shall be used to fund any such assignment.

SECTION 9.05.         Expenses; Indemnity.

(a)          The Loan Parties jointly and severally agree to (promptly after receipt of a reasonably detailed invoice therefor) pay (i) all reasonable out-of-pocket expenses incurred by the Agents and the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, the Agents, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section 9.05), the other Loan Documents or the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Lead Arrangers, the Agents, the Issuing Bank or any Lender; provided, however, that the Loan Parties shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a Participant pursuant to Section 9.04.

(b)          The Loan Parties jointly and severally agree to indemnify each Agent, the Lead Arrangers, the Issuing Bank, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee by any party hereto or any third party arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Financing Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether brought by the Borrower, its affiliates, its equityholders or any third party, or (iv) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, leased or operated by Borrower or any of the Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses are finally judicially determined to have arisen by reason of the Indemnitee’s gross negligence or willful misconduct.

(c)          To the extent that Borrower fails to promptly pay any amount to be paid by them to any Agent, the Lead Arrangers, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to such Agent, the Lead Arrangers, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the Lead Arrangers, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at the time.

(d)          To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee by any party hereto or any third party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.         Right of Setoff. If an Event of Default or Event of Termination shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swingline Bank and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use any Loan Party’s credit balances with the Lender to purchase at the Lender’s applicable spot rate of exchange any other currency or currencies which the Lender considers necessary to reduce or discharge any amount due by any Loan Party to the Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section 9.06 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify Borrower and the Administrative Agent after making any setoff pursuant to this Section 9.06; provided that the failure to promptly notify the Borrower and the Administrative Agent shall not affected the validity of any setoff made pursuant to this Section 9.06.

SECTION 9.07.         Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.         Waivers; Amendment.

(a)          No failure or delay of any Agent, the Issuing Bank or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default regardless of whether an Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower or any other Loan Party in any case shall entitle the Loan Parties to any other or further notice or demand in similar or other circumstances.

(b)          Subject to Sections 9.08(c), 9.08(d) and 9.08(e), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and Borrower.

(c)          Subject to Section 9.08(e), without the written consent of each Lender that would be directly affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i)        extend the scheduled final maturity of any Loan or Note;

(ii)       waive, forgive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)      extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date;

(iv)      reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.08) or any other fee payable hereunder or under any other Loan Document, it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (iv);

(v)       extend the time for payment of any such interest or fees;

(vi)      reduce or extend the time for the payment of the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)     amend, modify, terminate or waive any provision of Section 2.13, 9.08(b), this Section 9.08(c), Section 9.08(d) or Section 9.08(e) or Section 9 of the Pledge Agreement (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which affect the protections to such additional extensions of credit of the type provided to the Revolving Credit Commitments and the Term Loans on the Effective Date);

(viii)    amend the definition of “Requisite Lenders,” “Requisite Revolving Lenders” or “Pro Rata Percentage”; provided that with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Percentage” on substantially the same basis as the Revolving Credit Commitments, Revolving Loans, Term Loan Commitments and Term Loans are included on the Effective Date;

(ix)       release all or substantially all of the Collateral or all or substantially all of the guarantors from the Guarantee of the Secured Obligations except as expressly provided in the Loan Documents or subordinate the Liens under any Pledge Agreements or permit any Lien on the Collateral other than those in permitted under Section 6.02, it being understood that additional extensions of credit under this Agreement consented to by the Requisite Lenders may be equally and ratably secured by the Collateral with the then existing secured obligations under the Pledge Agreements; or

(x)       consent to the assignment or transfer by any Loan Party of any of its rights or obligations under any Loan Document.

(d)          Subject to Section 9.08(e), no amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)        increase any Revolving Credit Commitment of any Lender over the amount thereof then in effect without the written consent of such Lender; provided that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in any Revolving Credit Commitment of any Lender;

(ii)       amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the written consent of the Swingline Lender;

(iii)      amend, modify, terminate or waive any obligation of Lenders relating to the issuance of or purchase of participations in Letters of Credit without the written consent of both the Administrative Agent and the Issuing Bank;

(iv)     amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(v)      amend, modify, terminate or waive any provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi)      amend, modify, terminate or waive the manner of application of any optional or mandatory prepayments of Loans to the remaining amortization payments of the Term Loans without the written consent of Term Lenders holding more than 50% of the outstanding Term Loans and, prior to the 90th day after the Effective Date, the Term Loan Commitments, if any;

(vii)    expressly amend, modify, supplement or waive any condition precedent in Section 4.02 to any Revolving Credit Borrowing without the written consent of the Requisite Revolving Lenders; or

(viii)    increase the maximum duration of Interest Periods hereunder without the written consent of all Lenders.

(e)          If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement (other than as contemplated by Section 9.08(d)(i), (ii), (v) and (vi) above), the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such Non-Consenting Lender or Lenders (or, at the option of Borrower if the applicable Lender’s consent is required with respect to less than all Classes of Loans (or related Commitments), to replace only the Commitments and/or Loans of the applicable Non-Consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.20 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such Non-Consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and repay each Class of outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent and/or Cash Collateralize its LC Exposure in accordance with this Agreement, including all accrued interest thereon and fees and all other amounts accrued thereon through the date of repayment and remaining unpaid; provided that, unless the Commitments that are terminated and Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto. In addition, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.08 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(f)          In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Administrative Agent, Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the final maturity and Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (c) all other terms (other than pricing) applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans (as determined by Borrower in good faith), except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

SECTION 9.09.         Collateral and Guaranty Matters.

Each of the Lenders and the Issuing Bank irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a)        to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the payment in full of all Secured Obligations, termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or Cash Collateralization in accordance with the provisions of this Agreement of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (ii)  if approved, authorized or ratified in writing in accordance with Section 9.09;

(b)        to release any Guarantor from its obligations under the Guarantee Agreement and other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)          to amend the Pledge Agreement, if deemed necessary or advisable by the Collateral Agent and Borrower, in order for the Pledge Agreement to properly reflect the terms of any First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.09.  In each case as specified in this Section 9.09, the Collateral Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Pledge Agreement, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

SECTION 9.10.         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.11.         Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between Borrower and a Lender shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.12.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13.         Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.14.         Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.15.         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.16.         Jurisdiction; Consent to Service of Process.

(a)          The Loan Parties hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

(b)          The Loan Parties hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section 9.16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.17.         Confidentiality. No Agent or Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to any Agent or the Lenders by the Loan Parties (such information being referred to collectively herein as the “Loan Party Information”), except that each Agent and each Lender may disclose Loan Party Information (i) to its and its affiliates’ employees, officers, directors, trustees, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (with notice thereof to Borrower to the extent permitted by such laws or regulations), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to any pledgee referred to in Section 9.04(h) or any assignee of or Participant in, or any prospective assignee of or Participant in, or to any actual, prospective or indirect contractual counterparties to any swap or derivative transaction in, any of its rights or obligations under this Agreement, (vii) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 9.17 by such Agent or such Lender, or (B) is or becomes available to such Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.

SECTION 9.18.         Citigroup Direct Website Communications.

(a)          Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date thereof, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b)          Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.19.         Administrative Agent and Collateral Agent as Joint Creditor. Each of the Loan Parties and each of the Lenders agree that each of the Administrative Agent and the Collateral Agent shall be a joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents, and that accordingly each of the Administrative Agent and the Collateral Agent shall have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Administrative Agent or the Collateral Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

SECTION 9.20.         Designated Senior Indebtedness. The Obligations under the Loan Documents shall constitute “Designated Senior Indebtedness” under any other Subordinated Debt which contains such a concept (or similar concept) and shall constitute “Senior Indebtedness” for purposes of the indenture governing the Existing Notes.

SECTION 9.21.         U.S. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S. Patriot Act. The Loan Parties shall, promptly following a reasonable request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 9.22.         No Fiduciary Duty. Each Lead Arranger, Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIFEPOINT HOSPITALS, INC.,
as Borrower

By:	/s/ Jeffrey S. Sherman
Name: Jeffrey S. Sherman
Title: Chief Financial Officer

Citibank, N.A.,
as Administrative Agent and Lender

By:	/s/ Stuart G. Dickson
Name: Stuart G. Dickson
Title: Vice President

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Stuart G. Dickson
Name: Stuart G. Dickson
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Sarang Gadkari
Name: Sarang Gadkari
Title: Managing Director

BARCLAYS BANK PLC
as Joint Lead Arranger and Joint Bookrunner, Co-Syndication Agent and Lender

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Director

[LifePoint Hospitals, Inc. Credit Agreement]

BANK OF AMERICA, N.A.
as Co-Syndication Agent, Issuing Bank and Lender

By:	/s/ Peter Griffith
Name: Peter Griffith
Title: Managing Director

[LifePoint Hospitals, Inc. Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Lender
By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

FIFTH THIRD BANK
as Lender

By:	/s William D. Priester
Name: William D. Priester
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.
as Lender

By:	/s/ Dawn Lee Lum
Name: Dawn Lee Lum
Title: Executive Director

SUNTRUST BANK
as Lender

By:	/s/ Mary E. Coke
Name: Mary E. Coke
Title: Vice President

[LifePoint Hospitals, Inc. Credit Agreement]

UBS LOAN FINANCE LLC
as Lender

By:	/s Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ David Urban
Name: David Urban
Title: Associate Director

GOLDMAN SACHS BANK USA
as Lender

By:	/s Mark Walton
Name: Mark Walton
Title: Authorized Signatory

REGIONS BANK
as Lender

By:	/s/ Gregory M. Ratliff
Name: Gregory M. Ratliff
Title: Senior Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Lender

By:	/s/ Thomas Randolph
Name: Thomas Randolph
Title: Managing Director

By:	/s/ John Bosco
Name: John Bosco
Title: Vice President

[LifePoint Hospitals, Inc. Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION
as Lender

By:	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

FIRST TENNESSEE BANK N.A.
as Lender

By:	/s/ Cathy Wind
Name: Cathy Wind
Title: SVP

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Lender

By:	/s/ Carin Keegan
Name: Carin Keegan
Title: Director

By:	/s/ Erin Morrissey
Name: Erin Morrissey
Title: Director

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH
as Lender

By:	/s/ Joaquin Hofilena
Name: Joaquin Hofilena
Title: Senior Director

[LifePoint Hospitals, Inc. Credit Agreement]